EXHIBIT 99.1

DESCRIPTION

This description of Québec is dated as of June 3, 2010 and appears as

Exhibit 99.1 to Québec’s Annual Report on Form 18-K to the U.S. Securities

and Exchange Commission for the fiscal year ended March 31, 2010.

The delivery of this document at any time does not imply that the information is correct as of any time subsequent to its date. This document (other than as part of a prospectus contained in a registration statement filed under the U.S. Securities Act of 1933) does not constitute an offer to sell or the solicitation of an offer to buy any securities of Québec.

Foreign Exchange

Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by market forces without intervention except as required to maintain orderly conditions. Annual average noon spot exchange rates for the major foreign currencies in which debt of Québec is denominated, expressed in Canadian dollars, are shown below.

Foreign Currency	2006	2007	2008	2009	2010(1)

United States Dollar	$1.1341	$1.0748	$1.0660	$1.1420	$1.0330
Japanese Yen	0.0098	0.0091	0.0104	0.0122	0.0113
Swiss Franc	0.9050	0.8946	0.9840	1.0505	0.9624
Pound Sterling	2.0886	2.1487	1.9617	1.7804	1.5868
New Zealand Dollar	0.7368	0.7892	0.7547	0.7193	0.7308
Mexican Pesos	0.1041	0.0983	0.0959	0.0845	0.0817
Australian Dollar	0.8543	0.8982	0.9002	0.8969	0.9317
Euro	1.4237	1.4691	1.5603	1.5855	1.3944
Hong Kong Dollar	0.1460	0.1377	0.1369	0.1473	0.1330

(1)	Monthly average through the end of May 2010.

Source: Bank of Canada.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. The fiscal year of Québec ends March 31. “Fiscal 2010” and “2009-2010” refer to the fiscal year ended March 31, 2010, and, unless otherwise indicated, “2009” means the calendar year ended December 31, 2009. “Fiscal 2011” and “2010-2011” refer to the fiscal year that will end on March 31, 2011. Other fiscal and calendar years are referred to in a corresponding manner. Any discrepancies between the amounts listed and their totals in the tables included in this document are due to rounding.

Summary

The information below is qualified in its entirety by the detailed information provided elsewhere in this document.

Economy

	2005	2006	2007	2008	2009
	(dollar amounts in millions)
GDP at current market prices	$272,049	$282,220	$297,384	$302,225	$300,869
% change – GDP in chained 2002 dollars (1)	1.8%	1.7%	2.8%	1.0%	-1.4%
Personal income	$226,140	$236,629	$249,700	$258,449	$261,591
Capital expenditures	$49,470	$51,809	$57,055	$60,118	$60,508
International exports of goods	$70,992	$73,177	$69,920	$71,023	$58,174
Population at July 1 (in thousands)	7,582	7,632	7,687	7,753	7,829
Unemployment rate	8.3%	8.0%	7.2%	7.2%	8.5%
Consumer Price Index - % change	2.3%	1.7%	1.6%	2.1%	0.6%
Average exchange rate (US$ per C$)	0.83	0.88	0.93	0.94	0.88

Consolidated Financial Transactions (2)

	Fiscal year ending March 31
	2007	2008	2009	Preliminary Results 2010 (3)	Budget Forecast 2011(4)
	(dollar amounts in millions)

Consolidated Revenue Fund:
Own-source revenue	$49,651	$49,464	$48,893	$47,421	$50,152
Federal transfers (5)	11,015	13,629	14,023	15,229	15,325

Total revenue	60,666	63,093	62,916	62,650	65,477

Program spending	(51,734)	(54,826)	(58,550)	(60,769)	(62,561)
Debt service	(7,039)	(7,021)	(6,504)	(6,154)	(6,980)

Total expenditure	(58,773)	(61,847)	(65,054)	(66,923)	(69,541)
Contingency reserve	—	—	—	(300)	(300)

Net results of Consolidated Revenue Fund	1,893	1,246	(2,138)	(4,573)	(4,364)
Net results of consolidated entities	100	404	880	598	750

Surplus (deficit) within the meaning of the public accounts	1,993	1,650	(1,258)	(3,975)	(3,614)

Revenue of the Generations Fund	(584)	(449)	(587)	(715)	(892)
Stabilization reserve (6)	(1,300)	(1,201)	1,845	433	—

Consolidated budgetary balance within the meaning of the Balanced Budget Act	109	0	0	(4,257)	(4,506)

Deposit of dedicated revenues in the Generations Fund (7)	584	449	587	715	892

Consolidated budgetary balance	693	449	587	(3,542)	(3,614)

Consolidated non-budgetary requirements	(3,453)	(1,156)	(1,117)	(3,488)	(3,365)

Consolidated net financial requirements (8)	$(2,760)	$(707)	$(530)	$(7,030)	$(6,979)

Funded Debt of Public Sector (net of sinking fund balances)

	As of March 31
	Unadjusted 2006(9)	2007	2008	2009	Preliminary Results 2010(10)
	(dollar amounts in millions)(11)

Government Funded Debt
Borrowings – Government	$81,995	$109,714	$112,507	$124,549	$125,826
Borrowings – to finance Government Enterprises	2,646	31	25	221	218
Borrowings – to finance Municipal Bodies (12)	2,604
Government Guaranteed Debt (13)	41,947	32,674	32,399	36,668	36,385
Municipal Sector Debt	15,669	16,409	17,321	18,639	19,538
Other Institutions	4,040	2,023	1,552	931	649

Public Sector Funded Debt (14)	$148,901	$160,851	$163,804	$181,008	$182,616

Per capita ($)	$19,639	$21,076	$21,309	$23,344	$23,326

As a percentage of (15)
GDP	54.7%	57.0%	55.1%	59.9%	60.4%

Personal income	65.8%	68.0%	65.6%	70.0%	70.7%

(1)	Adjusted for the effects of inflation in the currency from year to year.
(2)	The categories set forth reflect the presentation of the 2010-2011 Budget.
(3)

The Preliminary Results 2010 are based on financial information presented as at March 31, 2010 in the 2010-2011 Budget which was tabled on March 30, 2010. These preliminary results are subject to change.

(4)	Includes the impact of the Plan to Restore Fiscal Balance (see “Government Finances – 2010-2011 Budget”).
(5)	Federal transfers are presented on an accrual basis (see “ Government Finances – Financial Administration”).
(6)	A negative amount indicates an allocation to the reserve and a positive amount, a use of the reserve.
(7)

The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund and is a separate entity from the Consolidated Revenue Fund. This law establishes the fund as a permanent tool for reducing the debt burden. In addition, it stipulates that the monies accumulated in the Generations Fund are dedicated exclusively to repaying the debt.

(8)	The Consolidated net financial requirements for Fiscal 2010 and Fiscal 2011 take into account the budgetary and non-budgetary transactions of the health and social services and education networks.
(9)

The figures for Fiscal 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007, which resulted in the consolidation of additional entities into the Government reporting entity.

(10)

The Preliminary Results 2010 are based on financial information presented as at March 31, 2010 in the 2010-2011 Budget which was tabled on March 30, 2010, as revised. These preliminary results are subject to change.

(11)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(12)	Following the accounting reform implemented in Fiscal 2007, the Borrowings – to finance Municipal Bodies are reclassified in the Borrowings – Government.
(13)	Represents mainly debt of Hydro-Québec.
(14)	Includes debt covered by the Government’s commitments (see “Public Sector Debt- Government Commitments”).
(15)	Percentages are based upon the prior calendar year’s GDP and Personal income.

QUÉBEC

- AIRPORT
- ALUMINUM
- CHEMICALS
- ELECTRICITY
- ELECTRONICS
- FOREST PRODUCTS
- MINERAL MINES
- TOURISM
- TRANSPORTATION EQUIPMENT

Kilometres
0 100 200
N
Katiniq
UNGAVA BAY
HUDSON BAY
QUÉBEC
JAMES BAY
Complexe La Grande
1
2
3
4
Churchill Falls
Fermont
Réservoir Manicouagan
Havre - Saint-Pierre
Sept-Îles
Chibougamau
Port-Cartier
Baie-Comeau
Amos
Saint-Félicien
Gaspé
Saguenay
Matane
Rouyn-Noranda
Val d'Or
GULF OF ST. LAWRENCE
NEWFOUNDLAND AND LABRADOR
La Tuque
La Pocatière
Québec
NEW BRUNSWICK
PRINCE EDWARD ISLAND
Trois-Rivières
See Details Below
Bécancour
Gatineau
Windsor
ONTARIO
Bromont
UNITED STATES
NOVA SCOTIA
ATLANTIC OCEAN

Mirabel
Varennes
MONTRÉAL
Longueuil
Vaudreuil - Dorion
Beauharnois

CANADA
Québec
UNITED STATES OF AMERICA
MEXICO

Québec

Overview

Québec is the largest by area of the ten provinces in Canada (1,541,000 square kilometers or 594,860 square miles, representing 15.4% of the geographical area of Canada) and the second largest by population (7.9 million, representing 23.2% of the population of Canada, as of January 2010).

Québec has a modern, developed economy, in which the service sector contributed 75.6%, the manufacturing industry 16.2%, the construction industry 6.1% and the primary sector 2.1% of real GDP at basic prices in chained 2002 dollars in 2009. The leading manufacturing industries in Québec are food products, primary metal products (including aluminum smelting), transportation equipment products (including aircraft and motor vehicles and associated parts), petroleum and coal products, chemical products, paper products and fabricated metal products. Québec also has significant hydroelectric resources, generating 33.0% of the electricity produced in Canada in 2009.

Montréal and Ville de Québec, the capital of Québec, are the centers of economic activity. Montréal is one of the main industrial, commercial and financial centers of North America and is Canada’s second largest urban area as measured by population. Montréal is also Canada’s largest port, situated on the St. Lawrence River, which provides access to the Atlantic Ocean and the inland navigation system of the Great Lakes.

French is the official language of Québec and is spoken by approximately 95% of its population.

Constitutional Framework

Canada is a federation of ten provinces and three federal territories, with a constitutional division of responsibilities between the federal and provincial governments as set out in The Constitution Acts, 1867 to 1982 (the “Constitution”).

Under the Constitution, each provincial government has exclusive authority to raise revenue for provincial purposes through direct taxation within its territorial limits. Each provincial government also has exclusive authority to regulate education, health, social services, property and civil rights, natural resources, municipal institutions and, generally, to regulate all other matters of a purely local or private nature in its province, and to regulate and raise revenue from the exploration, development, conservation and management of natural resources.

The federal parliament is empowered to raise revenue by any method or system of taxation and generally has authority over matters or subjects not assigned exclusively to the provinces. It has exclusive authority over the regulation of trade and commerce, currency and coinage, banks and banking, national defense, naturalization and aliens, postal services, navigation and shipping, and bills of exchange, interest and bankruptcy.

The Constitution Act, 1982 (the “Constitution Act”), enacted by the parliament of the United Kingdom, provides, among other things, that amendments to the Constitution be effected in Canada according to an amending formula. The Constitution Act also includes various modifications to the Constitution. The Constitution Act came into effect in 1982 notwithstanding the opposition of the National Assembly of Québec (the “National Assembly”) and the government of Québec (the “Government”) to certain clauses relating to provincial jurisdiction and the terms of the amending formula.

The Parti Québécois, which has as its principal objective the sovereignty of Québec, formed the Government from September 1994 to April 14, 2003. During its term in office, the Parti Québécois tabled in the National Assembly a Bill entitled An Act respecting the future of Québec (the “Act”), which provided that upon receipt of a favorable vote in a referendum, the Act would be enacted and Québec would proclaim its sovereignty following a formal offer to Canada of a treaty of economic and political partnership. In November 1995, a slight majority of Québec citizens (50.6%) voted against the Act.

The Supreme Court of Canada decided in August 1998, on a reference from the federal government in which Québec did not participate, that (i) under the Constitution, Québec may not secede unilaterally without negotiation with the other parties in the Canadian Confederation within the existing constitutional framework; (ii) under international law, Québec has no right to secede unilaterally from Canada; (iii) nonetheless, the clear repudiation by the people of Québec of the existing constitutional order and the clear expression of a desire to pursue secession would oblige the other provinces and the federal government to negotiate in accordance with constitutional principles, and Québec would also have to negotiate in accordance with such principles; and (iv) if Québec were to so negotiate but face unreasonable intransigence from the other parties, it would be more likely to be recognized than if it did not itself act according to constitutional principles in the negotiations.

The Québec Liberal Party, a federalist party, won a third consecutive mandate at the general election in December 2008. It currently forms the Government in the National Assembly. With regard to the constitutional issue, the Québec Liberal Party pursues a policy that emphasizes the values of Canadian federalism. In particular, its platform is focused on strengthening Québec’s place within the federation, on forming new alliances with the other provinces and on promoting intergovernmental cooperation.

Government

Legislative power in Québec is exercised by the Parliament of Québec, which is comprised of the Lieutenant-Governor, who is appointed by the Governor General in Council of Canada, and the National Assembly. The National Assembly consists of 125 members elected by popular vote from single member districts. According to constitutional practice, the leader of the party with the largest number of elected members becomes Prime Minister and forms the Government.

Executive power in Québec is vested in the Lieutenant-Governor acting with, or on the recommendation of, the Conseil exécutif, which consists of the Prime Minister and the Cabinet (Conseil des ministres). The Conseil exécutif is accountable to the National Assembly.

The current National Assembly consists of 66 members of the Québec Liberal Party, 50 members of the Parti québécois, 4 members of the Action Démocratique du Québec, 1 member of Québec solidaire, 3 independents and 1 seat is vacant. Members are elected for a term of five years, subject to earlier dissolution of the National Assembly by the Lieutenant-Governor upon the recommendation of the Prime Minister or following the Government’s defeat on a vote of no confidence. The mandate of the current Government extends through the next election, which must be called no later than December 2013.

Native Peoples

Various aboriginal communities in Québec have initiated legal actions to have the existence of their ancestral rights (including aboriginal title) recognized and obtain damages and interest as compensation for alleged infringements of their rights. The ancestral rights of aboriginal people are recognized under section 35 of the Constitution. Taken as a whole, aboriginal people are claiming $15.9 billion in damages and interest through these actions.

Included among these legal actions are three claims for damages and interest filed as part of efforts to contest the validity of the provisions of the 1975 James Bay and Northern Québec Agreement (the “JBNQA”). The effect of that agreement was to extinguish all aboriginal claims, rights, titles and interests, regardless of their nature, in respect of the territory covered by the JBNQA.

•

In the first of these actions (The Betsiamites Band et al. v. Attorney-General of Québec et al. (Superior Court, no 500-17-010685-035)) (Betsiamites II), which was filed in December 2003, the Betsiamites and the Innu First Nation of Betsiamites are claiming the invalidity of the provisions of the James Bay and Northern Quebec Native Claims Settlement Act, S.C. 1977, c. 32, and of the Act respecting the agreement concerning James Bay and Northern Québec, S.Q. 1976, c. 46 that are alleged to have infringed on the ancestral rights of the Innu of Betsiamites, by extinguishing their rights over the territory covered by the JBNQA. They also claim full enjoyment of their ancestral rights over this territory that they consider to be their ancestral territory and damages of some $75 million for loss of such enjoyment for more than 25 years. Alternatively, they claim the right to fair compensation that they estimate at $250 million if the court should conclude that their ancestral rights were extinguished by the provincial and federal statutes in question. Québec intends to contest this claim.

•

The second of these legal actions concerns the community of Uashat-Maliotenam (The Innu Takuikan Uashat Mak Mani-Utenam Band et al. v. Attorney-General of Québec et al. (Superior Court, no 200-17-004196-036)) (Uashat II). Under this action, also filed in December 2003, the Innu of Uashat-Maliotenam are asking the Court to declare that they hold ancestral rights and aboriginal title over the traditional territory they claim. In their suit, they maintain, in relation to the portion of the traditional territory they claim that is covered by the JBNQA, never to have consented to any extinguishing of their rights over this territory and they allege that the Québec and Canadian governments as well as Hydro-Québec failed in their fiduciary obligation by allowing, through action or inaction, infringements on their aboriginal title and their ancestral rights arising from industrial development and development of natural resources. They are claiming from the defendants compensation in the amount of $1.5 billion. The Innu of Uashat-Maliotenam also claim an accounting regarding the money collected for building structures, installations and equipment on the traditional territory they claim, an account of the administration of the assets thereon, as well as the creation of a constructive trust on the structures, equipment and installations of the defendants. Further to an agreement reached by the parties, this legal action was suspended until June 2010. The suspension was lifted by the court on January 27, 2009. Québec intends to contest this claim.

•

The third of these legal actions was filed in January 2004 by the Atikamekw (the Atikamekw Band of Opiticiwan et al. v. Attorney-General of Québec et al. (Superior Court, no 500-17-018678-030)). The Atikamekw are asking the Court to declare that the Native Claims Settlement Act, which implements the JBNQA, did not extinguish the “native, ancestral or aboriginal claims, rights, titles and interests” they may hold in the portion of the territory they claim and that is located on the territory covered by the JBNQA. Alternatively, the Atikamekw are claiming compensation of $300 million for the unilateral extinguishment of their claims, titles, rights and interests over the territory mentioned above. By agreement of the parties, this legal action has been suspended until April 2012.

Other actions for damages and interest have been filed by aboriginal communities to obtain compensation for alleged infringements of their rights. Two of these actions were filed by the Innu Nation of Betsiamites (also known under the name Pessamit).

•

In the first such action, filed in 1998 (The Innu Nation of Pessamit et al. v. Attorney-General of Québec et al. (Superior Court, no 500-05-039472-988)) (Betsiamites I), the Betsiamites are seeking a court declaration that the Innu of this community hold aboriginal title and ancestral rights over an immense territory on the Côte-Nord. In addition, the Betsiamites initially claimed $500 million, with interest, for damages caused to the territory by the construction of hydroelectric facilities in the late 1960s and early 1970s and want Hydro-Québec to be ordered to turn over to the Innu of Betsiamites a portion of the revenue from the production of electrical power by these facilities. In November 2006, the Innus of Pessamit re-activated an action that was filed in 1998 against the Attorney-General of Canada, the Attorney-General of Québec and Hydro-Québec seeking judicial recognition of their aboriginal rights and title over certain areas of land in Québec where Hydro-Québec’s Manicouagan-Outardes hydroelectric facilities are located. The Innus intend to seek various orders including an award for damages against Canada, Québec and Hydro-Québec, jointly and severally, in an amount of $10.8 billion. In addition, the Innus of Pessamit are claiming compensatory annual payments of $657 million from Hydro-Québec. Québec and Hydro-Québec intend to contest this claim.

•

The second such legal action by the Betsiamites (The First Nation of Pessamit et al. v. Attorney-General of Québec et al. (Superior Court, no 500-17-028743-055)) (Betsiamites IV) was filed in December 2005. This action covers the portion of the traditional territory they claim (50 000 km2 of 138 000 km2) on which forest development has been carried out since the mid-19th century. This legal action impleads the 27 forest products companies that hold at least one timber supply and forest management agreement (TSFMA) on the traditional territory claimed by the Betsiamites. In this lawsuit, the Betsiamites seek confirmation that: 1) they hold aboriginal title and ancestral rights over their traditional territory; 2) forest development of this territory was authorized illegally; 3) the Government was not entitled to collect revenues from such development; and 4) the Forest Act cannot apply to the traditional territory of the Betsiamites. Lastly, the Betsiamites are claiming damages and interest of $1 billion against the Attorneys-General of Québec and of Canada for infringement of enjoyment of their ancestral rights and $2.1 billion against the Attorney-General of Québec for breach of their right to develop the forest resource. On September 30, 2006, the Betsiamites amended this legal action, adding a claim for the payment of $50 million in damages and interest against the Attorney-General of Québec and a forest company for logging activities carried out on René-Levasseur Island. Québec intends to contest this claim.

In December 1996, Philomène and Georges McKenzie, of the community of Uashat-Maliotenam near Sept-Îles, filed a motion for a declaratory judgment to have declared, in favor and on behalf of their families, an aboriginal title and ancestral rights, including for hunting, fishing and trapping on the land they claim as their traditional lands (Philomène McKenzie et al. v. Attorney-General of Québec et al. (Superior Court, no 500-05-027983-962)) (Uashat I). The territory claimed covers roughly 1,600 km2 and is located north of Sept-Îles. In addition, they are asking that any mining project be subject to their consent. They are also asking for a permanent injunction against any project located on the territory they claim and the work resulting from it. The claimants are also demanding $7 million in damages and interest. This case remained latent from 1997 until the spring of 2007, when the announcement of the Lac Bloom project gave new impetus to the dispute. On April 13, 2007, the claimants served notice announcing an amendment to their petition, adding ten new claimants and raising the land area on which ancestral rights and aboriginal title are claimed from 1,600 km2 to 16,679 km2. The amount of damages claimed has also risen from $7 million to $350 million.

On May 7, 2010, the Innus of Uashat and Mani-Utenam (the « Uashaunnuat ») filed a motion before the Superior Court of Québec seeking an interlocutory injunction against the Attorney-General of Canada, the Attorney-General of Québec and Hydro-Quebec regarding, amongst other issues, the proposed construction of transmission lines to connect the Romaine River hydroelectric complex to the Hydro-Quebec grid which, according to the Uashaunnuat, is being undertaken in violation of their ancestral rights on their alleged ancestral territory. In addition, the Uashaunnuat are raising various procedural claims relating to the environmental review conducted with respect to this project. Construction of this project began in 2009 and the commissioning of the first generating station is presently scheduled for late 2014. The Attorney-General of Québec, representing the interests of Québec, and Hydro-Quebec intend to contest this motion.

Economy

Economic Developments in 2009

Canada. Gross domestic product (“GDP”) adjusted for inflation in chained 2002 dollars (“real GDP”), as published in the National Economic Accounts on May 31, 2010, decreased at a rate of 2.5% in 2009, compared with an increase of 0.5% in 2008. This decrease was mainly attributable to business investment and net international exports. Final domestic demand decreased by 1.8% in 2009, compared to an increase of 2.8% in 2008. Real consumer spending increased by 0.4% in 2009, compared to a 2.9% increase in 2008. International exports decreased by 14.2% in volume and by 22.2% in value in 2009 compared with a decrease of 4.6% and an increase of 5.5%, respectively, in 2008. International imports decreased by 13.9% in volume and by 13.8% in value in 2009 compared with increases of 1.2% and 6.7%, respectively, in 2008.

Non-residential investment decreased by 19.9% in 2009, due in particular to a 20.3% decrease in machinery and equipment. Residential investment decreased by 8.2% in 2009, due to a 29.4% decrease in housing starts. Government investment increased by 15.0% in 2009. Government expenditure on goods and services increased by 3.5% in 2009.

The Consumer Price Index (“CPI”) increased by 0.3% in 2009. Overall employment decreased by 1.6% in 2009, while the unemployment rate increased to 8.3% from 6.1% in 2008.

Québec. Real GDP as published in the Québec Economic Accounts on March 26, 2010 decreased by 1.4% in 2009, compared to an increase of 1.0% in 2008. Final domestic demand increased slightly by 0.1% in real terms in 2009, compared to 3.3% in 2008. Real consumer spending increased by 0.6% in 2009, compared to an increase of 3.3% in 2008. International exports decreased by 14.9% in volume and by 19.0% in value in 2009, compared with a decrease of 3.4% and an increase of 1.3%, respectively, in 2008. International imports decreased by 10.9% in volume and by 13.8% in value in 2009, compared with increases of 1.6% and 9.6%, respectively, in 2008.

The value of non-residential investment increased by 6.4% in 2009, with an 18.9% increase in the public sector, offsetting a 14.4% decrease in the private sector. The value of residential investment increased by 3.4% in 2009.

The CPI increased by 0.6% in 2009. Overall employment decreased by 1.0% in 2009, while the unemployment rate increased to 8.5% from 7.2% in 2008.

Table 1

Main Economic Indicators of Québec (1)

	2005	2006	2007	2008	2009	Compound Annual Rate of Growth 2004-2009
	(dollar amounts in millions, except for per capita amounts)
GDP
At current market prices	$272,049	$282,220	$297,384	$302,225	$300,869
	3.5%	3.7%	5.4%	1.6%	-0.4%	2.7%
In chained 2002 dollars	$255,569	$259,853	$267,033	$269,665	$265,959
	1.8%	1.7%	2.8%	1.0%	-1.4%	1.2%
Per capita	$33,706	$34,050	$34,738	$34,780	$33,972
	1.2%	1.0%	2.0%	0.1%	-2.3%	0.4%
Personal income	$226,140	$236,629	$249,700	$258,449	$261,591
	3.8%	4.6%	5.5%	3.5%	1.2%	3.7%
Per capita	$29,826	$31,007	$32,483	$33,333	$33,414
	3.1%	4.0%	4.8%	2.6%	0.2%	2.9%
Capital expenditures	$49,470	$51,809	$57,055	$60,118	$60,508
	-0.6%	4.7%	10.1%	5.4%	0.6%	4.0%
Value of manufacturers’ shipments	$139,556	$145,580	$146,152	$148,930	$128,357
	3.6%	4.3%	0.4%	1.9%	-13.8%	-1.0%
Retail trade	$82,456	$86,505	$90,406	$94,806	$93,740
	5.1%	4.9%	4.5%	4.9%	-1.1%	3.6%

	(in thousands of persons)
Population (at July 1)	7,582	7,632	7,687	7,753	7,829
	0.6%	0.7%	0.7%	0.9%	1.0%	0.8%
Labor force	4,053	4,094	4,150	4,185	4,199
	0.7%	1.0%	1.4%	0.8%	0.3%	0.9%
Employment	3,717	3,765	3,852	3,882	3,844
	1.0%	1.3%	2.3%	0.8%	-1.0%	0.9%
Unemployment rate (level in percentage)	8.3%	8.0%	7.2%	7.2%	8.5%

	(2002 = 100)
CPI	106.9	108.7	110.4	112.7	113.4
	2.3%	1.7%	1.6%	2.1%	0.6%	1.6%

(1)	Unless otherwise indicated, percentages are percentage changes from the previous year.

Sources: Institut de la statistique du Québec and Statistics Canada.

Economic Structure

In 2009, Québec accounted for 20.7% of Canada’s real GDP. The services sector accounted for 75.6% of Québec’s real GDP, compared with 22.3% for the secondary sector and 2.1% for the primary sector. Québec’s economy is influenced by developments in the economies of its major trading partners, especially the United States, which is Québec’s largest export market. In 2009, the value of exports (including to other Canadian provinces) represented 44.5% of Québec’s GDP.

The following table shows the contribution of each sector to real GDP, which includes net taxes (taxes less subsidies) paid on factors of production. GDP is a measure of value added (the total value of goods delivered and services rendered less the cost of materials and supplies, fuel and electricity).

Table 2

Real Gross Domestic Product by Sector at Basic Prices in Chained 2002 Dollars(1)

					% of Total 2008			% of Total 2009
	2005	2006	2007	2008	Québec	Canada	2009	Québec	Canada

	(dollar amounts in millions)
Primary Sector:

Agriculture, forestry, fishing and hunting	$4,734	$4,636	$4,530	$4,353	1.8%	2.2%	$4,181	1.7%	2.1%
Mining and oil and gas extraction	990	969	1,046	1,054	0.4	4.6	1,064	0.4	4.3

	5,724	5,605	5,576	5,407	2.2	6.8	5,245	2.1	6.4

Secondary Sector:
Manufacturing	47,084	45,688	45,245	43,930	17.6	13.9	39,816	16.2	12.7
Construction	12,706	12,604	14,083	14,727	5.9	6.1	15,117	6.1	5.8

	59,790	58,292	59,328	58,657	23.5	20.0	54,933	22.3	18.5

Service Sector:
Community, business and personal services	59,767	61,012	62,794	64,317	25.8	24.6	65,310	26.5	25.3
Finance, insurance and real estate	39,608	41,000	42,370	43,348	17.4	20.1	44,391	18.0	21.1
Wholesale and retail trade	27,187	28,615	29,934	30,749	12.3	11.9	30,338	12.3	11.7
Governmental services	15,155	15,637	15,945	16,369	6.6	5.7	16,771	6.8	6.0
Transportation and warehousing	10,392	10,554	10,741	10,791	4.3	4.7	10,473	4.2	4.7
Information and cultural services	9,094	9,447	9,707	9,908	4.0	3.7	9,850	4.0	3.8
Other utility services	9,511	9,506	9,905	9,882	3.9	2.5	9,597	3.8	2.5

	170,714	175,771	181,396	185,364	74.3	73.2	186,730	75.6	75.1

Real GDP	$236,228	$239,668	$246,300	$249,428	100.0%	100.0%	$246,908	100.0%	100.0%

(1)	North American Industrial Classification System (NAICS) in chained 2002 dollars. For the chained 2002 dollars, the aggregate amounts are not equal to the sums of their components.

Source: Statistics Canada.

Primary Sector. In 2009, the primary sector, which includes agriculture, forestry, fishing and hunting, and mining and oil and gas extraction, contributed 2.1% of real GDP and accounted for 2.3% of employment in Québec. Québec’s forests, covering 1,140,000 square kilometers, or 440,000 square miles, are among its most important natural resources. Québec’s logging operations were estimated to have produced approximately 0.826 billion cubic feet of timber in 2009, generating revenue of $1.372 billion from sales to domestic and foreign customers. In 2009, there was a reduction in timber production due to a decrease in demand for lumber and wood products (the value of shipments decreased by 17.6% and the value of exports by 29.8%).

In mining and oil and gas extraction, which represented 20.3% of the primary sector in 2009, production is concentrated mainly in iron ore, gold, nickel, stone, cement, zinc and copper. In 2009, the value of mineral production amounted to $6.2 billion.

Secondary Sector. In 2009, the secondary sector, which consists of the manufacturing and construction industries, contributed 22.3% of real GDP and accounted for 19.3% of employment in Québec. In terms of real GDP, the construction industry recorded a 2.6% increase in 2009 over 2008, with a strong increase in non-residential construction, offsetting a 9.4% decrease in housing starts. Real GDP in manufacturing decreased by 9.4% in 2009, with a 7.0% employment decrease in that industry, reflecting an 18.1% decrease in international exports of goods. The strong decline in manufacturing real GDP may be explained by slumping world demand which affected the purchasing power of Québec’s commercial partners, particularly the United States. The manufacturing industries that were most affected are clothing (-19.5% in real GDP and -16.6% in employment), plastics and rubber products (-18.9% in real GDP and -11.1% in employment), primary textile and textile products (-17.9% in real GDP and -15.7% in employment), computer and electronic products (-17.3% in real GDP and -11.3% in employment) and machinery (-15.1% in real GDP and -7.5% in employment). The total value of manufacturers’ shipments decreased by 13.8% to $128.4 billion in 2009, representing 26.0% of total Canadian shipments. The value of shipments of primary metals decreased by 31.3% in 2009, due to slumping world demand. Durable goods accounted for 56.2% of manufacturing real GDP and 55.9% of manufacturing employment. The leading manufacturing industries in Québec are food products, primary metal products (including aluminum smelting), transportation equipment products (including aircraft and motor vehicles and associated parts), petroleum and coal products, chemical products, paper products and fabricated metal products. As a result of its competitive advantage in low-cost electricity production, Québec is one of the world’s leading producers of aluminum.

Table 3

Value of Manufacturers’ Shipments (1)

	2005	2006	2007	2008	% of Total 2008	2009	% of Total 2009

	(dollar amounts in millions)
Food	$14,786	$16,416	$16,687	$17,909	12.0%	$18,985	14.8%
Primary metals	15,731	20,722	21,774	22,118	14.8	15,192	11.8
Transportation equipment	16,234	16,278	16,304	17,790	11.9	14,785	11.5
Petroleum and coal	13,430	14,212	14,652	17,587	11.8	13,906	10.8
Chemicals	9,712	10,389	10,482	9,441	6.3	9,118	7.1
Paper	10,536	10,895	9,951	10,089	6.8	8,831	6.9
Fabricated metals	7,259	7,399	8,098	8,431	5.7	7,070	5.5
Machinery	5,226	5,495	6,034	6,145	4.1	5,379	4.2
Wood	8,561	8,350	7,217	6,510	4.4	5,324	4.2
Plastics and rubber	6,416	6,751	6,369	5,914	4.0	4,865	3.8
Beverage and tobacco	3,411	3,120	3,486	3,406	2.3	3,457	2.7
Electrical equipment	3,489	3,809	3,655	3,670	2.5	3,457	2.7
Other (2)	24,766	21,746	21,445	19,919	13.4	17,988	14.0

	$139,556	$145,580	$146,152	$148,930	100.0%	$128,357	100.0%

(1)	North American Industrial Classification System (NAICS).
(2)	Including notably clothing, primary textile and textile products and computer and electronic products.

Source: Statistics Canada.

Service Sector. The service sector includes a wide range of activities such as community, business and personal services, finance, insurance and real estate, wholesale and retail trade, governmental services, transportation and warehousing, information and cultural services and other utility services. In 2009, the service sector contributed 75.6% of real GDP and accounted for 78.4% of employment in Québec.

In terms of real GDP, increases in the service sector in 2009 occurred in governmental services (2.5%), finance, insurance and real estate (2.4%) and community, business and personal services (1.5%). However, real GDP decreased in transportation and warehousing (-2.9%), other utility services (-2.9%), wholesale and retail trade (-1.3%) and information and cultural services (-0.6%).

Due to Québec’s large territory, transportation facilities are essential to the development of its economy. Water transportation is provided mainly through the St. Lawrence River Seaway. Approximately 27.8% of all international tonnage handled in Canadian ports in 2007 (the most recent year for which information is available) passed through Québec’s shipping facilities. Highway, rail and air transportation systems service the populated areas, with higher concentrations in the metropolitan areas of Montréal and Ville de Québec.

The financial sector includes large Canadian and foreign financial institutions, Québec’s cooperative institutions and Government financial intermediary enterprises and fiduciary agencies, including the Caisse de dépôt et placement du Québec (the “Caisse”) which is one of the largest institutional fund managers in North America.

Capital Expenditures. In 2009, the value of capital expenditures by the private and public sectors increased by 0.6% in Québec. Total capital expenditures increased as a result of a 3.5% increase in residential investment, offsetting a 0.8% decrease in non-residential investment. Non-residential investment decreased by 6.5% in the private sector, offsetting an 18.9% increase in the public sector. The 2008-2013 Québec Infrastructure Plan is the primary cause of the strong increase in public sector investment.

The decrease in non-residential investment resulted in large part from decreases in manufacturing (-24.0%), wholesale and retail trade (-23.9%), finance, insurance and real estate operators (-15.7%), mining and oil and gas extraction (-13.6%), transportation and warehousing (-8.7%), business services, accommodation and other services (-6.6%) and agriculture, forestry, fishing and hunting (-5.4%). These decreases were partially offset by increases in governmental, educational, health and social services (18.8%), information, cultural and other utilities (11.3%) and construction (0.8%).

Table 4

Private and Public Sectors Capital Expenditures in Québec (1)

	2005	2006	2007	2008	% of Total 2008	2009	% of Total 2009
	(dollar amounts in millions)

Non-residential Investment:
Governmental, educational, health and social services	$7,735	$8,076	$9,672	$11,863	19.7%	$14,099	23.3%
Information, cultural and other utilities	5,787	5,479	6,302	6,743	11.2	7,507	12.4
Finance, insurance and real estate operators	5,969	7,203	6,877	5,331	8.9	4,493	7.4
Manufacturing	4,124	4,047	3,878	4,123	6.9	3,134	5.2
Business services, accommodation and other services	2,065	2,068	2,309	2,757	4.6	2,575	4.3
Wholesale and retail trade	2,384	2,480	3,018	3,369	5.5	2,564	4.2
Transportation and warehousing	1,808	1,994	2,533	2,501	4.2	2,284	3.8
Mining and oil and gas extraction	724	984	1,505	1,754	2.9	1,516	2.5
Construction	1,104	1,136	884	889	1.5	896	1.5
Agriculture, forestry, fishing and hunting	692	678	804	858	1.4	812	1.3

	$32,392	$34,144	$37,781	$40,188	66.8%	$39,880	65.9%
Residential Investment	17,078	17,665	19,274	19,930	33.2	20,628	34.1

	$49,470	$51,809	$57,055	$60,118	100.0%	$60,508	100.0%

Private sector	$37,464	$39,372	$43,016	$43,204	71.9%	$40,405	66.8%
Public sector	12,006	12,437	14,039	16,914	28.1	20,103	33.2

	$49,470	$51,809	$57,055	$60,118	100.0%	$60,508	100.0%

(1)	North American Industrial Classification System (NAICS).

Source: Statistics Canada.

Exports and Imports. In 2009, Québec’s exports of goods and services totaled $133.8 billion of which $77.0 billion (57.5%) were international exports and $56.8 billion (42.5%) were inter-provincial exports. Québec’s international exports represented 17.6% of Canada’s total exports. Québec’s imports of goods and services totaled $159.4 billion of which $97.5 billion (61.2%) were international imports and $61.9 billion (38.8%) were inter-provincial imports. Québec’s international imports represented 21.0% of Canada’s total imports. In 2009, Québec’s external sector (as defined under the Provincial Economic Accounts of Statistics Canada) registered an overall deficit of $25.6 billion, a net result of a deficit of $20.6 billion on international trade and a deficit of $5.0 billion on inter-provincial trade. In 2008, Québec registered an overall deficit of $21.3 billion, a net result of a deficit of $18.2 billion on international trade and a deficit of $3.1 billion on inter-provincial trade. The deficit in 2009 reflects mainly the impact of a strong Canadian dollar on international trade and a major reduction in global trade. A strong Canadian dollar resulted in lower Canadian dollar prices for export goods that are normally traded in U.S. dollars, which put an additional downward pressure on the value of exports in the context of a global recession. The value of imports showed a smaller decrease mainly because of a domestic economy which was less affected by the global recession. Imports were also stimulated by a decline in Canadian dollar prices of imports resulting from a strong Canadian dollar.

International exports of goods originating from Québec, calculated by the Institut de la statistique du Québec from data on Canada’s total exports of goods, were $58.2 billion for 2009, compared with $71.0 billion for 2008, representing a decrease of 18.1%. In 2009, decreases occurred in the value of exports of copper and alloys (-40.8%), aluminum and alloys (-36.2%), electronic products (-30.9%), tools and other equipment (-25.9%), newsprint and printing paper (-24.3%), scientific equipment (-23.6%), motor vehicles and associated parts (-20.3%), machinery (-9.2%) and paperboard and other paper (-2.5%). These decreases were partially offset by increases in the value of exports of chemical products (0.7%) and aircraft and associated parts (0.2%).

The United States is Québec’s principal international export market, accounting for 69% of the international exports of goods in 2009.

Table 5

Québec’s International Exports of Goods

	2005	2006	2007	2008	% of Total 2008	2009	% of Total 2009
	(dollar amounts in millions)

Aircraft and associated parts	$9,560	$9,010	$9,446	$8,983	12.6%	$9,000	15.5%
Aluminum and alloys	5,888	7,880	8,034	7,615	10.7	4,860	8.3
Chemical products	2,897	3,059	3,293	3,182	4.5	3,205	5.5
Newsprint and printing paper	4,055	4,107	3,543	3,809	5.3	2,883	5.0
Machinery	2,484	2,533	2,609	2,826	4.0	2,545	4.4
Scientific equipment	1,354	1,675	1,852	2,408	3.4	1,840	3.2
Tools and other equipment	2,265	2,122	2,094	2,007	2.8	1,488	2.6
Copper and alloys	1,504	2,812	2,286	2,463	3.5	1,459	2.5
Electronic products	4,894	3,903	2,468	2,057	2.9	1,421	2.4
Motor vehicles and associated parts	2,091	2,341	1,814	1,547	2.2	1,233	2.1
Paperboard and other paper	1,315	1,300	1,245	1,253	1.8	1,222	2.1
Other goods	32,685	32,435	31,236	32,873	46.3	27,018	46.4

Total	$70,992	$73,177	$69,920	$71,023	100.0%	$58,174	100.0%

Source: Institut de la statistique du Québec.

Table 6

Québec’s International Imports of Goods

	2005	2006	2007	2008	% of Total 2008	2009	% of Total 2009
	(dollar amounts in millions)

Mineral fuels, mineral oils, bituminous substances and mineral waxes	$16,992	$18,392	$18,142	$22,236	25.4%	$12,855	18.3%
Motor vehicles, trailers, bicycles, motorcycles and other similar vehicles	10,673	11,297	11,785	11,422	13.0	9,175	13.1
Nuclear reactors, boilers, machinery and mechanical appliances	9,264	8,909	7,636	8,194	9.4	7,300	10.4
Electrical or electronic machinery and equipment	7,913	7,213	5,980	5,754	6.6	5,235	7.4
Pharmaceutical products	2,266	2,704	2,138	2,179	2.5	3,419	4.9
Aircraft and spacecraft	2,140	2,172	3,894	3,611	4.1	2,514	3.6
Optical, medical, photographic, scientific and technical instrumentation	1,602	1,658	1,749	1,951	2.2	1,859	2.6
Inorganic chemicals and compounds of precious metals and radioactive elements	1,568	1,958	2,001	2,562	2.9	1,823	2.6
Plastics and articles thereof	1,674	1,716	1,736	1,936	2.2	1,735	2.5
Rubber and articles thereof	671	743	822	1,388	1.6	1,396	2.0
Pearls, precious stones or metals, coins and jewelry	723	1,333	1,826	1,936	2.2	1,377	2.0
Other goods	21,787	22,780	23,125	24,408	27.9	21,499	30.6

Total	$77,273	$80,876	$80,835	$87,577	100.0%	$70,187	100.0%

Source: Institut de la statistique du Québec.

Table 7

Selected Trade Indicators for Québec

	2005	2006	2007	2008	2009
	(dollar amounts in millions)

Exports of Goods and Services	$144,380	$150,101	$152,688	$155,088	$133,822
Exports to other countries	91,057	93,352	93,770	94,975	76,963
Exports of goods to other countries	79,075	80,884	81,239	82,319	65,292
Exports of services to other countries	11,982	12,468	12,531	12,656	11,671
Exports to other provinces	53,324	56,749	58,919	60,113	56,859
Exports of goods to other provinces	31,931	33,179	34,088	34,869	31,734
Exports of services to other provinces	21,392	23,571	24,831	25,244	25,125

Ratio of Exports to Nominal GDP	53.1%	53.2%	51.3%	51.3%	44.5%

Imports of Goods and Services	$152,054	$158,219	$163,964	$176,344	$159,459
Imports from other countries	94,870	99,080	103,206	113,153	97,568
Imports of goods from other countries	83,075	86,820	90,527	100,120	84,697
Imports of services from other countries	11,795	12,260	12,679	13,033	12,871
Imports from other provinces	57,184	59,140	60,759	63,192	61,890
Imports of goods from other provinces	31,760	32,068	31,930	33,546	30,792
Imports of services from other provinces	25,424	27,071	28,829	29,646	31,098

Sources: Institut de la statistique du Québec and Statistics Canada.

Labor Force. In 2009, the labor force was estimated at 4.2 million persons, an increase of 0.3% from 2008. The labor force participation rate for 2009 was estimated at 65.2% in Québec, compared with 67.3% in Canada. Total employment decreased by 1.0% in 2009 in Québec, compared to a 1.6 % decrease in Canada. The unemployment rate in Québec increased from 7.2% in 2008 to 8.5% in 2009, compared with an increase from 6.1% to 8.3% in Canada for the same period.

Energy. Of the total energy consumed in Québec in 2007 (the most recent year for which information is available), energy derived from electricity accounted for 39.9%, oil for 37.7%, natural gas for 13.1%, biomass for 8.6 % and coal for 0.9%.

Québec generates approximately one-third of all electricity produced in Canada and is one of the largest producers of hydroelectricity in the world. In 2009, approximately 97% of all electricity produced in Québec was from hydroelectric installations. More than 45 000 megawatts (“MW”) of hydroelectric capacity (including the capacity of independent producers and the firm capacity currently available from Churchill Falls (Labrador) Corporation Limited) have been or are in the process of being developed. Of the total electricity produced in Québec in 2009, 16.0% (based on sales volume) was exported to the United States and to other Canadian provinces, compared with 14.0 % in 2008.

Free Trade Agreements

Canada is a member of the World Trade Organization (“WTO”) and has also signed other trade agreements in order to promote commerce with economic partners. In 1989, the United States and Canada entered into a free trade agreement (“FTA”), which has led to the gradual elimination of tariffs on goods and services between the two countries and to the liberalization of trade in several sectors including the energy sector. The FTA provides for a binding binational review of domestic determinations in antidumping and countervailing duty cases and for binational arbitration of disputes between Canada and the United States as to either’s compliance with the FTA or with the rules of the WTO. In 1994, Canada, the United States and Mexico signed a similar free trade agreement, the North American Free Trade Agreement (“NAFTA”),

which resulted, with a few exceptions, in the gradual elimination by 2003 of tariffs on goods and services among Canada, the United States and Mexico. In April 1998, negotiations were undertaken between countries of the Americas (North, Central and South) to reach a new trade agreement by January 1, 2005 (Free Trade Area of the Americas or “FTAA”). Although the January 1, 2005 deadline was not met, parties to the negotiations of the FTAA have reaffirmed their commitment to pursue such negotiations in the future. Canada and the European Union have begun negotiations regarding a free trade agreement in 2010, with the aim of reaching an agreement in 2011. Canada has also entered into bilateral free trade agreements in 1997 with Chile and Israel, in 2000 with Costa Rica and in 2009 with Peru and the member states of the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein). In March 2010, Canada tabled legislation for the implementation of the free trade agreements signed with Columbia and Jordan, which will come into effect on dates to be determined. On May 14, 2010, Canada and Panama signed a free-trade agreement which is expected to come into effect once legislation has been adopted in both countries. On February 12, 2010, Canada and the United States signed the Agreement on Government Procurement which, notably, provides Canadians with permanent access to U.S. state and local government procurement commitments in exchange for permanent U.S. access to Canadian provincial and territorial procurement contracts in accordance with the WTO Government Procurement Agreement.

Softwood Dispute. In April 2001, a coalition of American lumber producers and various labor unions filed a petition with the U.S. Department of Commerce (“DoC”) and the U.S. International Trade Commission (“ITC”) alleging that softwood lumber imports from Canada were subsidized by the federal and provincial governments. As a result, in early 2002, the DoC and the ITC established countervailing duties (“CVD”) and antidumping duties (“AD”) on softwood lumber imports. The Government and the federal government have consistently denied these allegations, and the federal government and the Canadian lumber industry challenged the U.S. measures under NAFTA and WTO agreements. A NAFTA panel and a WTO panel have issued various rulings in connection with these challenges, to which DoC and ITC have responded. Over this period, the rates of CVD and AD have changed several times, and the combined rates have varied from 10.8% to 27.22%. On December 6, 2005, as a result of an administrative review, the combined rate dropped to 10.8%, representing a CVD rate of 8.7% and an AD rate of 2.1%. The U.S. government and Canada subsequently entered into a Softwood Lumber Agreement that came into effect on October 12, 2006 (“SLA”).

Under the terms of the SLA, Canadian lumber exports from provinces covered by the dispute are subject to an export charge only (Option A) or an export charge plus volume restraint (Option B) if the prevailing monthly price of lumber (as defined in the SLA) drops below US$355 per thousand board feet. The total volume of permitted exports, which takes into account anticipated demand in the United States, is allocated to the concerned provinces. Provincial quotas are calculated on the basis of the share of lumber exports over the period from April 1, 2001 to December 31, 2005.

Québec’s choice of Option B involves:

•	no charge and no volume restraint, if the price of lumber is over US$355;

•	a 2.5% export charge and Québec’s volume cannot exceed a share of 34% of expected U.S. consumption for the month, if the price of lumber is between US$336 and US$355;

•	a 3% export charge and Québec’s volume cannot exceed a share of 32% of expected U.S. consumption for the month, if the price of lumber is between US$316 and US$335;

•	a 5% export charge and Québec’s volume cannot exceed a share of 30% of expected U.S. consumption for the month, if the price of lumber is US$315 or below.

From July 2006 until recently, the reference price index (Random Lengths Framing Lumber Composite) remained below US$315. The reference price index for the month of May 2010 was US$325 and for the month of June 2010 was US$361.

Unless terminated by either party, the SLA is to remain in force through 2013 and may be renewed for an additional 2 year period.

In accordance with the dispute resolution mechanism of the SLA, the United States initiated arbitration proceedings in the London Court of International Arbitration (“LCIA”) in August 2007. The United States alleged Canada’s breach of the SLA due to its failure to: (1) adequately calculate the export measures based on the adjusted expected U.S. consumption of lumber; and (2) impose the agreed-upon export measures beginning in January 2007. In addition, the United States alleged that Canada, through its provincial governments of Québec and Ontario, had breached the SLA by providing grants and other benefits that circumvent Canada’s commitments under the SLA. In particular, Québec’s Forest Management Measures program and $425 Million Forest Sector Financing Envelope were alleged to violate the SLA’s anti-circumvention provision. On February 18, 2008, Canada formally denied that it violated any provisions of the SLA and stated that such financing envelope was part of Investment Québec’s loan and loan guarantee programs used by all sectors of the Québec economy and had been in operation for over 20 years.

In its decision of March 3, 2008, the LCIA concluded that Canada did not breach the SLA with respect to the calculation of the export measures, but did breach the SLA by failing to impose such export measures as of January 1, 2007. The remedial phase relating to the March 3, 2008 decision ran from May 29, 2008 to a final remedy hearing on September 22-24, 2008. On February 23, 2009, following the remedy hearings, the LCIA issued its decision on the cure of the breach which requires Canada to collect additional 10% ad valorem export charge on softwood lumber shipments from the concerned regions for a total remedy amount of $68.26 million (including interest of $4.36 million). All other claims raised in the arbitration were dismissed.

In response to this decision and taking into account the hearings on the breach, Canada tendered US$34 million plus interest to the United States on March 27, 2009 as a means of curing the breach. The United States did not accept Canada’s tender. Instead, the United States has imposed a compensatory charge of 10% that went into effect on April 15, 2009. This charge will remain in effect until the United States has collected US$54.8 million. Canada pursued arbitration to challenge this charge, but was unsuccessful.

The proceedings, which began in July 2009 and are ongoing, relate to the United States’ allegation that the Ontario and Québec programs circumvent Canada’s SLA commitments. According to the January 21, 2010 Procedural Order No. 6, the LCIA has mandated the experts representing Canada and the United States to confer and present jointly, if possible, a report estimating the yearly benefits of each of the provincial programs for Ontario and Québec. On the basis of these estimates, the experts are to calculate the reduction or offset of the Export Measures as defined in the SLA. The joint report is now scheduled to be presented to the LCIA no later than June 30, 2010. The LCIA’s decision on this part of the dispute is expected before the end of 2010.

Government Finances

Financial Administration

The Minister of Finance is responsible for the general administration of the Government’s finances. The Financial Administration Act and the Balanced Budget Act govern the management of public monies of Québec and the Public Administration Act governs the management of financial, human, physical and information resources of the Administration.

Since January 2007, the Minister of Finance also manages the Generations Fund. This fund was established in June 2006 pursuant to the Act to reduce the debt and establish the Generations Fund, in order to reduce the Government’s debt burden.

The Conseil exécutif issues Orders in Council that authorize the Minister of Finance to enter into financial contracts, including those related to borrowings by the Government. The Conseil du trésor determines the accounting policies.

The accounts of the Government are kept on a modified accrual basis. The fiscal year of the Government ends March 31. The Auditor General of Quebec is responsible for the auditing of the consolidated financial statements of the Government and reporting annually to the National Assembly. All revenues and monies over which the Parliament has power of appropriation form the Consolidated Revenue Fund of Québec. The Budget and appropriations from the Consolidated Revenue Fund and consolidated entities are published at the beginning of each fiscal year.

In 2007, the Government undertook a major reform of its accounting policies in order to fully comply with Canadian generally accepted accounting principles (GAAP) applicable to the public sector. In this regard, the Government’s reporting entity includes, as of April 1, 2006, the financial results of public health and social services institutions, school boards and CEGEPs (Collège d’enseignement général et professionnel), as well as the Université du Québec and its branches. Consolidated entities are thus presented in three separate groups: the non-budget-funded bodies and special funds, the health and social services and education networks, and the Generations Fund.

The accounts of the Consolidated Revenue Fund and the other entities included in the Government’s reporting entity, with the exception of Government enterprises, are consolidated line by line in the financial statements.

As of Fiscal 2010, the transactions of the health and social services and education networks are presented line-by-line, whereas in previous years only the net financial results were incorporated into Government’s financial statements.

Transactions are classified as “budgetary”, “non-budgetary” or “financing”:

•	budgetary transactions include:

With respect to the Consolidated Revenue Fund:

•	revenue consisting of taxes, duties and permits, net results from Government enterprises[1], transfers from the federal government and miscellaneous sources; and

•	expenditure consisting of operating expenditures for goods and services which include, among other things, transfer payments, remuneration and debt service.

With respect to consolidated entities2:

•	the net result of their self-generated revenues less their expenditures offset by transfers from the Consolidated Revenue Fund.

•

non-budgetary transactions include changes in the balances of investments, loans and advances made by the Government, particularly to its own enterprises, changes in net fixed assets made by the Government, changes in the retirement plans liability and changes in other accounts. As of Fiscal 2010, non-budgetary transactions related to the health and social services and education networks are being consolidated line-by-line for the first time. Over the past two years, they have been shown separately under the item “net investment in the networks.”

•

financing transactions include changes in cash position, changes in net borrowings, changes in the retirement plans sinking fund and funds dedicated to employee’s future benefits and changes in the Generations Fund.

The Balanced Budget Act is designed to ensure that, on multi-year basis, the Government maintains a balanced budget. Any sum that exceeds the budgetary balance or surplus objectives determined by the Act (an “Overrun”) by less than $1 billion in a fiscal year must be offset by the Government in the next fiscal year. If an Overrun exceeding $1 billion stems from any of the exceptional circumstances defined in the Act, the Government may exceed the deficit objective for more than one year, but must offset the Overrun over a maximum period of five years.

This Act also provides for a stabilization reserve fund that facilitates the Government’s multi-year budget planning. The stabilization fund is made up of surpluses for each fiscal year and its purpose is to enable multi-year planning of the Government’s financial framework. It is used primarily to maintain a balanced budget and, secondarily, for payment of sums into the Generations Fund.

In 2009, final figures showed that expenditure exceeded revenue by $1,258 million. By drawing from the stabilization reserve, the deficit was reduced from $1,258 million to zero for the purposes of the Balanced Budget Act. According to the 2010-2011 Budget, the budgetary balance within the meaning of the Balanced Budget Act is expected to be in deficit by $4.3 billion for Fiscal 2010 and by $4.5 billion for Fiscal 2011.

These budgetary deficits for Fiscal 2010 and Fiscal 2011 are authorized under the Balanced Budget Act as amended pursuant to the Act to amend the Balanced Budget Act and various legislative provisions concerning the implementation of the accounting reform, which came into force on September 21, 2009. The amendments to the Balanced Budget Act were first proposed by the Government in its 2009-2010 Budget tabled in March 2009. The main objective of these amendments is to ensure an expedient return to economic growth by implementing economic measures that will support the economy and promote employment during the recession which affected Québec as a result of the 2008 international financial crisis.

The amended Balanced Budget Act further provides that :

•	the Government must present definitive objectives for decreasing budgetary deficits for Fiscal 2012 and Fiscal 2013 at the latest in the 2011-2012 Budget Speech;

[1]

Government enterprises are separate legal entities that have the authority to enter into contracts in their own name and to act before the courts. Their main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the Government’s reporting entity.

[2]

Consolidated entities are those entities required to report to the National Assembly for the management of their operations and for the use of their financial resources. They include non-budget-funded bodies and special funds that pursue objectives complementary to governmental programs but exclude Government enterprises. They include also the vast majority of organizations of the Government’s health and social services and education networks and the Generations Fund. From an administrative and accounting point of view, consolidated entities are under the direct control of the Government and form entities distinct from the Consolidated Revenue Fund.

•	the revenue and expenditures established in accordance with the Government’s accounting policies must be balanced for Fiscal 2014.

The amended Balanced Budget Act also implements a reform of the accounting practices of the Government that provides for the full consolidation of financial information from bodies in the health and social services and educational networks with that of the Government.

The Government fully subscribes to the objectives of the Balanced Budget Act, which has applied to it since 1996. In the financial framework of the 2010-2011 Budget, the Government implemented measures designed to restore, if the economy recovers as expected, a balanced budget by Fiscal 2014.

The following table summarizes the consolidated financial transactions of the Government for the three years ended March 31, 2009, the preliminary results for Fiscal 2010 and the budget forecast for Fiscal 2011.

Table 8

Summary of Consolidated Financial Transactions (1)

	Year ending March 31
	2007	2008	2009	Preliminary Results 2010(2) (3)	Budget Forecast 2011 (3) (4)
	(dollar amounts in millions)

Budgetary transactions of the Consolidated Revenue Fund

Own-source revenue	$49,651	$49,464	$48,893	$47,421	$50,152
Federal transfers	11,015	13,629	14,023	15,229	15,325

Total revenue	60,666	63,093	62,916	62,650	65,477

Program spending	(51,734)	(54,826)	(58,550)	(60,769)	(62,561)
Debt service	(7,039)	(7,021)	(6,504)	(6,154)	(6,980)

Total expenditure	(58,773)	(61,847)	(65,054)	(66,923)	(69,541)

Contingency reserve	—	—	—	(300)	(300)

Net results of Consolidated Revenue Fund	1,893	1,246	(2,138)	(4,573)	(4,364)

Net results of consolidated entities	100	404	880	598	750

Surplus (deficit) within the meaning of the public accounts	1,993	1,650	(1,258)	(3,975)	(3,614)

Revenue of the Generations Fund	(584)	(449)	(587)	(715)	(892)

Stabilization reserve (5)	(1,300)	(1,201)	1,845	433	—

Consolidated budgetary balance within the meaning of the Balanced Budget Act	109	0	0	(4,257)	(4,506)
Deposit of dedicated revenues in the Generations Fund (6)	584	449	587	715	892

Consolidated budgetary balance	693	449	587	(3,542)	(3,614)

Consolidated non-budgetary transactions(7)
Investments, loans and advances	(2,213)	(2,658)	(1,086)	(496)	(1,281)
Fixed assets	(1,177)	(1,457)	(2,297)	(4,599)	(4,653)
Net investments in the networks (8)	(1,002)	(487)	(622)	—	—
Retirement plans	2,559	2,458	2,274	2,410	2,667
Other accounts (9)	(1,676)	988	614	(803)	(98)
Consolidated non-budgetary requirements	(3,453)	(1,156)	(1,117)	(3,488)	(3,365)

Consolidated net financial requirements	$(2,760)	$(707)	$(530)	$(7,030)	$(6,979)

Consolidated financing transactions
Change in cash position (10)	(3,284)	2,965	(4,639)	4,136	3,855
Net borrowings (11)	11,076	3,286	10,806	6,212	6,718
Retirement plans’ sinking fund (12) and funds dedicated to employee’s future benefits (13)	(4,448)	(4,895)	(4,918)	(2,355)	(2,133)
Generations Fund (6)	(584)	(649)	(719)	(715)	(892)

Total consolidated financing transactions	$2,760	$707	$530	$7,278	$7,548

(1)	The categories set forth reflect the presentation of the 2010-2011 Budget.
(2)

The Preliminary Results 2010 are based on financial information presented as at March 31, 2010 in the 2010-2011 Budget which was tabled on March 30, 2010. These preliminary results are subject to change.

(3)

The net financial requirements in the 2010-2011 Budget take into account the budgetary and non-budgetary transactions of the health and social services and education networks for fiscal years 2010 and 2011.

(4)	Includes the impact of the Plan to Restore Fiscal Balance (see “Government Finances – 2010-2011 Budget”)
(5)	A negative amount indicates an allocation to the reserve and a positive amount, a use of the reserve.
(6)

The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund and is a separate entity from the Consolidated Revenue Fund. This law establishes the fund as a permanent tool for reducing the debt burden. In addition, it stipulates that the monies accumulated in the Generations Fund are dedicated exclusively to repaying the debt.

(7)

For Fiscal 2010 and Fiscal 2011, the non-budgetary transactions related to the health and social services and education networks are consolidated in these activities. The presentation excluding the non-budgetary transactions of these networks would generate the following net financial requirements: $7,278 million for Fiscal 2010 and $7,548 for Fiscal 2011.

(8)

With line-by-line consolidation of the health and social services and education networks, the item “net investment in the networks” no longer exists because it is now part of transactions between related entities.

(9)	Reflects notably year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks.
(10)	A positive number indicates a net decrease in cash.
( [1] 1)

Represents mainly new borrowings of $17,262 million, $9,995 million, $14,877 million, $16,341 million and $13,088 million for each of Fiscal 2007 through 2011, respectively, less repayment of borrowings. Does not take into account the net borrowings of institutions in the health and social services and education networks contracted in their own name.

( [1] 2)

This sinking fund receives amounts to be used to cover retirement benefits payable by the Government under the public and parapublic sector retirement plans. (see “Consolidated Non-Budgetary Transactions Relating to Retirement Plans”).

( [1] 3)	These funds receive amounts used to cover employee’s future benefits (accumulated sick leave and surviving spouse’s pensions) payable to the Government’s employees.

2009-2010 Preliminary Results

Preliminary results for the Government’s financial transactions in Fiscal 2010 indicate a deficit of $4.3 billion.

The revenue of the Consolidated Revenue Fund for Fiscal 2010 is expected to be $438 million higher than forecasted in the 2009-2010 Budget. Excluding Government enterprises, the upward adjustment to own-source revenue amounts to $207 million. This adjustment reflects mainly the higher-than-expected revenue from corporate taxes and revenue from consumption taxes. This increase is offset by a decline in revenue from personal income tax compared with the forecast in the 2009-2010 Budget. The aggregate profits of Government enterprises were revised downward by $157 million, notably as a result of a $226 million downward adjustment of the results of the Société générale de financement du Québec (“SGF”). This decrease in SGF’s results is due, in particular, to losses and allowances for losses attributable to the petrochemical and forest products sectors. The $388 million increase in federal transfers stems primarily from the signing of new agreements between the federal government and the Government, particularly the Canada-Québec Labour Market Agreement, announced on April 30, 2009, which results in an increase of approximately $700 million in transfer revenues over 6 years ($116 million per year as of 2008-2009); and the Canada-Québec Base Fund Agreement on infrastructure (Building Canada) announced on May 22, 2009, which generates additional revenues of $175 million over two years, allocated as follows: $100 million in 2009-2010 and $75 million in 2010-2011. Expenditure of the Consolidated Revenue Fund was revised upward by $830 million compared with the forecasts of the 2009-2010 Budget. The level of program spending (expenditures excluding debt service) set for Fiscal 2010 was revised upward by $780 million. This adjustment can be explained mainly by the $380-million increase in the Government’s contribution for La Financière agricole du Québec, spending of $126 million attributable to the A (H1N1) flu pandemic, the $150 million impact of the enhancement of the Renfort program from $1.2 billion to $2.0 billion in order to assist Québec companies facing liquidity problems, and the $80 million in compensation from the federal government under its student loans and grants programs in place of the Millennium Scholarship Program. Debt service was revised upward by $50 million.

The net results of consolidated entities are expected to total $598 million in Fiscal 2010. These net results are explained by:

•

The net results of non-budget-funded bodies and special funds show a surplus of $285 million, an increase of $525 million compared with the results forecast in the 2009-2010 Budget. This surplus is attributable mainly to an increase of $380 million in the Government’s contribution for La Financière agricole du Québec.

•

The net results of the health and social services and education networks for Fiscal 2010 show a deficit of $402 million, a decrease of $282 million compared with the deficit forecast in the 2009-2010 Budget. This decrease is principally due to an adjustment of $200 million as the result of harmonizing the network’s accounting policies with those of the Government.

•

Deposits in the Generations Fund for Fiscal 2010, without any additional deposit from the stabilization reserve, are expected to total $715 million. This corresponds to the results forecast in the 2009-2010 Budget

2010-2011 Budget

With its 2010-2011 Budget, the Government continues to implement its vigorous economic action plan which has played a crucial role to sustain the Québec economy and employment and thus underpin its recovery.

Moreover, the 2010-2011 Budget supplements the plan to restore fiscal balance by 2013-2014 initially presented by the Government in its 2009-2010 Budget (the “Plan to Restore Fiscal Balance”), which features key initiatives to reduce and control expenditures until fiscal balance is restored, including, notably:

•	the amendment of the Balanced Budget Act in September 2009 specifying, in particular, that the deficit must be eliminated by 2013-2014 (See “Government Finances – Financial Administration”);

•	a ceiling on annual program spending growth of 2.9% in 2010-2011 and of 2.2% annually until 2013-2014;

•	increases of the Québec Sales Tax from 8.5% to 9.5% as of January 1, 2012;

•	the implementation of the new health contribution; and

•	increasing efforts to counter tax evasion and avoidance.

In this spirit, the Government has stated its intention to:

•	maintain the recovery efforts already in place to support the economy in 2010 and consolidate the recovery;

•	take the necessary steps to return to fiscal balance by 2013-2014 pursuant to the Plan to Restore Fiscal Balance; and

•	implement new initiatives to, in the longer term, develop the economy’s full potential and reduce the debt.

Consequently, the Government expects a deficit of approximately $4,506 million and net financial requirements of $6,979 million in 2010-2011. Net financial requirements amount to $2,864 million for non-budget-funded bodies and special funds, $2,007 million for the health and social services and education networks and $3,000 million for the Consolidated Revenue Fund, while net financial surpluses are budgeted at $892 million for the Generations Fund.

In 2010-2011, total revenue of the Consolidated Revenue Fund is budgeted at $65,477 million after the measures under the Plan to Restore Fiscal Balance, an increase of 4.5% compared with the preliminary results for 2009-2010. Excluding Government enterprises, own-source revenue is budgeted at $45,662 million, a 6.6% increase compared with 2009-2010 due to the impact of economic recovery and the impact the measures identified in the Plan to Restore Fiscal Balance announced in the 2009-2010 and 2010-2011 Budgets. The profits of Government enterprises are budgeted at $4,490 million, a decrease of 2.4%. Nearly 77% of total revenue comes from own-source revenue. Federal transfers are expected to increase by 0.6% ($15,325 million) in 2010-2011.

The Government’s expenditure is expected to total $69,541 million in Fiscal 2011 after the measures under the Plan to Restore Fiscal Balance, 3.9% higher than the preliminary results of Fiscal 2010. Program spending will increase by 2.9% to $62,561 million. The growth in program spending is allocated mainly to the health and social services sector and the education sector. The Government’s program spending to GDP ratio is budgeted at 20.0% in 2010-2011. Consolidated Revenue Fund debt service is expected to increase by 13.4% to $6,980 million due to higher interest rates, the increase in the debt and the impact of the returns of the Caisse de dépôt et placement du Québec on the income of the Retirement Plans Sinking Fund (which is applied against the interest on the retirement plans account). The portion of consolidated revenue allocated to debt service is budgeted to represent 11.5% in 2010-2011, a rise from 10.7% in 2009-2010.

The net results of consolidated entities are expected to total $750 million in Fiscal 2011 after the measures under the Plan to Restore Fiscal Balance. These net results are explained by:

•

The non-budget-funded bodies and special funds are budgeted to provide net results of $32 million in 2010-2011 including $28 million from the measures under the Plan to Restore Fiscal Balance, a decrease of $253 million compared with net results expected in 2009-2010. This decrease is attributable mainly to a delay in the implementation timeframe of the Climate Change Action Plan of the Green Fund (the “Action Plan”). Under the Action Plan, the Government seeks to reduce levels of Green House Gas (“GHG”) emissions below 1990 GHG levels and adapt to climate change.

•	The health and social services and education networks are budgeted to provide a deficit of $174 million in 2010-2011 after the measures under the Plan to Restore Fiscal Balance.

•	Deposits in the Generations Fund for Fiscal 2010-2011, without any additional deposit from the stabilization reserve, are expected to amount to $892 million.

The projections in the 2010-2011 Budget reflect the following assumptions regarding the economy of Québec for 2010.

Table 9

Economic Assumptions included in the 2010-2011 Budget for the Year 2010

Percentage Change over 2009

GDP:
At current market prices	4.0%
In chained 2002 dollars	2.3
Personal income	3.1
Business non-residential capital expenditures (2002 prices)	4.3
International exports (2002 prices)	5.8
Consumer expenditures	2.3
Labor force	1.1
Employment	1.0

Average Rate

Unemployment rate	8.5%

Source:	Ministère des Finances du Québec.
Note:	Economic assumptions, such as those included in the table above in this report and in all amendments to this report, are developed by Québec for and are a necessary part of the budget process. Actual results may differ materially from these assumptions.

Consolidated Revenue Fund Revenue

The following table shows own-source revenue and federal transfers by source for the Consolidated Revenue Fund.

Table 10

Consolidated Revenue Fund Revenue

	Year ending March 31
	2007	2008	2009	Preliminary Results 2010(1)	Budget Forecast 2011(2)	% of Total 2011
	(dollar amounts in millions)
Income and property taxes
Personal income tax	$18,480	$18,648	$17,949	$17,498	$18,644	28.5%
Contributions to the Health Services Fund	5,053	5,404	5,631	5,647	5,843	8.9
Corporate taxes	4,779	4,819	4,176	3,762	4,046	6.2

	28,312	28,871	27,756	26,907	28,533	43.6
Consumption taxes
Retail sales	9,873	10,238	10,743	10,800	11,820	18.1
Fuel	1,678	1,656	1,636	1,670	1,837	2.8
Tobacco	678	647	594	658	619	0.9
Alcoholic beverages	422	421	430	435	437	0.7

	12,651	12,962	13,403	13,563	14,713	22.5
Duties and permits
Motor vehicles	741	757	772	756	773	1.2
Natural resources	136	86	8	(15)	28	0.0
Other	179	197	202	209	212	0.3

	1,056	1,040	982	950	1,013	1.5
Miscellaneous
Sales of goods and services	396	399	443	410	411	0.6
Interest	541	562	635	517	512	0.8
Fines, forfeitures and recoveries	479	605	661	472	480	0.7

	1,416	1,566	1,739	1,399	1,403	2.1
Revenue from Government enterprises (3)
Société des alcools du Québec	710	761	808	847	882	1.3
Loto-Québec	1,391	1,360	1,375	1,216	1,282	2.0
Hydro-Québec	4,043	2,926	3,098	2,800	2,425	3.7
Other	72	(22)	(268)	(261)	(99)	- 0.2

	6,216	5,025	5,013	4,602	4,490	6.9

Total own-source revenue	49,651	49,464	48,893	47,421	50,152	76.6

Federal transfers
Equalization	5,539	7,160	8,028	8,355	8,552	13.1

Health transfers	3,649	3,925	3,740	4,148	4,264	6.5
Transfers for post-secondary education and other social programs	1,070	1,516	1,267	1,461	1,432	2.2
Other programs	757	1,028	988	1,265	1,077	1.6

Total federal transfers	11,015	13,629	14,023	15,229	15,325	23.4

Total revenue	$60,666	$63,093	$62,916	$62,650	$65,477	100.0%

(1)

The Preliminary Results 2010 are based on financial information presented as at March 31, 2010 in the 2010-2011 Budget which was tabled on March 30, 2010. These preliminary results are subject to change.

(2)	Includes the impact of the Plan to Restore Fiscal Balance (see “Government Finances – 2010-2011 Budget”).
(3)

Includes the dividends declared and the changes in surpluses or deficits accumulated by Government enterprises, which are consolidated with a corresponding revaluation of the investment held by the Government. The declared dividends were $4,443 million, $4,216 million, $4,435 million and $4,231 million for each of Fiscal 2007 through 2010, respectively, and are budgeted to be $3,879 million for Fiscal 2011.

Taxes. The Government and the federal government share the power to levy personal income taxes in Québec. The Government levies and collects its own personal income tax at rates ranging from 16% to 24% in three brackets.

In Québec, businesses are subject to a tax on profits, a tax on capital and a tax on payroll. A tax rate of 11.9% is applied to the profits of corporations. Small and medium-size enterprises (“SME”) are taxed at a reduced rate of 8% that, since the 2009-2010 Budget, applies on the first $500,000 of income from an eligible business. Previously, the eligible income threshold was $400,000.

The May 24, 2007 Budget announced a plan for the elimination of the tax on capital for all companies as of January 1, 2011. The rate of the tax on capital is 0.24% for 2009 (0.36% in 2008) for all corporations, other than those in the manufacturing sector for which the tax on capital was eliminated on March 14, 2008. The rate, which has been reduced gradually, is at 0.12% in 2010 and will be 0% as of January 2011. The rate applicable to financial institutions is double the general rate and is reducing in the same proportions. The basic exemption on paid-up capital applicable to SMEs remains at $1 million. A partial exemption applies for companies whose paid-up capital is greater than $1 million but less than $4 million.

In addition to the various measures previously announced, Québec’s corporate tax system provides incentives for the development of the new economy such as tax credits for scientific research and experimental development activities. Measures also exist to stimulate investment and improve productivity, like the 5% investment tax credit on manufacturing and processing equipment (the rate rises to 20%, 30% or 40% in the resource regions).

A payroll tax is applied to finance the Health Services Fund. The tax rate is 2.7% for payrolls of $1 million or less. The rate increases proportionally from 2.7% to 4.26% for payrolls between $1 million and $5 million. For payrolls of $5 million or more, the tax rate is 4.26%.

The Québec Sales Tax (“QST”) is a multi-stage value-added tax that applies uniformly at each stage of the production and marketing of goods and services. A mechanism provides rebates of the tax paid on inputs at various stages of production in order to avoid double taxation. For large businesses, QST rebates are not allowed on energy (unless used to produce movable property), telecommunications, road vehicles, fuel and meals and entertainment. The QST rate is currently 7.5%. It was announced in the 2009-2010 Budget that the QST rate will be raised to 8.5% as of January 1, 2011. In the 2010-2011 Budget, it was also announced that the QST will be increased by an additional percentage point on January 1, 2012 to 9.5%. The impact of this increase will be reduced substantially for the most disadvantaged households by a new solidarity tax credit. New home buyers will also be protected.

The 2010-2011 Budget announced the introduction, beginning July 1, 2010, of a health contribution levied on individuals at the time they file their income tax return each spring. Its implementation will be gradual and the individual contribution will amount to $25 in 2010, $100 in 2011 and $200 in 2012. Households whose family income is below the exemption thresholds provided for under the Québec public prescription drug insurance plan will be exempted from paying the health contribution. These income thresholds correspond to the income of seniors receiving the maximum guaranteed income supplement paid by the federal government.

On June 30, 2003, the Grand Chief of the Assembly of First Nations of Québec and Labrador filed a motion in Québec Superior Court for authorization to file a class action on behalf of all status Indians (except for James Bay Crees) who have paid Québec fuel tax since July 1, 1973 (the date on which this tax came into force) on purchases of fuel on a reserve in Québec. The Court authorized this class action in May 2007 but the class action has not been filed yet. Québec fuel tax legislation requires status Indians to pay the fuel tax embedded in the price of fuel at the pump but allows them to claim a rebate of the tax paid from the Québec Ministry of Revenue. The class action alleges that many status Indians failed to file a rebate claim for the fuel tax they paid and that the rebate system is not valid as the tax should not have been paid in the first place in view of the federal Indian Act, which exempts from taxes the property of a status Indian when it is located on a reserve. The amounts the class action could potentially involve have not yet been ascertained. The Grand Chief of the Assembly of First Nations of Québec and Labrador and the Minister responsible for Aboriginal Affairs have publicly indicated their preference for a negotiated settlement of this issue.

Federal Transfers. Equalization revenues amount to more than half of the federal transfers. Equalization is designed to enable provincial governments to offer reasonably comparable levels of public services without having to impose unduly high taxation. In its March 2007 Budget, the federal government announced a thorough reform of the equalization program on the basis of the recommendations made by the Expert Panel on Equalization and Territorial Formula Financing. However, on November 3, 2008, the federal government announced the introduction of new caps on equalization. These caps place limits on the equalization entitlements of recipient provinces.

The federal government contributes to the financing of provincial health programs by means of the Canada Health Transfer (“CHT”) and post-secondary education and other social programs by means of the Canada Social Transfer (“CST”).

Since 2007-2008, the CST is allocated on a purely per capita basis. The prior formula, which has been replaced, took into account the value of the tax points transferred to the provinces in 1977.

The federal government has undertaken to do the same thing for the CHT as of 2014-2015, once the health agreement signed by the First Ministers in September 2004 expires.

For Canada as a whole, the CHT is indexed by 6% per year while the CST is indexed by 3% per year.

Other federal transfers generally represent cost-sharing agreements for different provincial programs that relate to, among other things, the labour market, immigration and education.

Consolidated Revenue Fund Expenditure

The following table shows program spending and debt service by mission for the Consolidated Revenue Fund.

Table 11

Consolidated Revenue Fund Expenditure

	Year ending March 31
	2007	2008	2009	Preliminary Results 2010(1)	Budget Forecast 2011(2)	% of Total 2011
	(dollar amounts in millions)
Economy and Environment:
Transports	$1,953	$2,147	$2,435	$2,548	$2,788	4.0%
Affaires municipales, Régions et occupation du territoire	999	1,152	1,148	1,146	1,210	1.7
Emploi et Solidarité sociale	839	875	964	957	928	1.3
Développement économique, Innovation et Exportation	519	706	972	1,004	1,044	1.5
Agriculture, Pêcheries et Alimentation	694	724	706	1,097	1,068	1.5
Other	950	1,103	1,073	1,062	994	1.4

	5,954	6,707	7,298	7,814	8,031	11.4
Education and Culture:
Éducation, Loisir et Sport	11,901	12,559	13,486	13,680	13,988	20.1
Teachers Pension Plan	738	840	836	808	817	1.2
Culture, Communications et Condition féminine	593	623	641	657	654	0.9
Other	124	131	157	173	304	0.4

	13,356	14,153	15,120	15,318	15,763	22.6
Health and Social Services:
Santé et Services sociaux (3)	16,783	17,931	19,019	19,777	20,422	29.4
Régie de l’assurance maladie du Québec (4)	5,670	6,123	6,603	7,203	7,545	10.8

	22,453	24,054	25,622	26,980	27,967	40.2
Support for Individuals and Families:
Emploi et Solidarité sociale	3,246	3,294	3,287	3,376	3,356	4.8
Famille et Aînés	1,718	1,836	1,960	2,067	2,179	3.1
Other	228	238	242	245	241	0.3

	5,192	5,368	5,489	5,688	5,776	8.2
Administration and Justice:
Sécurité publique	987	1,054	1,119	1,144	1,136	1.6
Revenu (5)	1,093	1,219	1,377	1,072	1,087	1.6
Affaires municipales, Régions et occupation du territoire	860	669	664	668	662	1.0
Justice	507	456	464	454	454	0.7
Pension and insurance plans	392	323	335	338	338	0.5
Other	940	823	1,062	1,293	1,347	1.9

	4,779	4,544	5,021	4,969	5,024	7.3

Total program spending	51,734	54,826	58,550	60,769	62,561	90.0

Debt service:
Direct debt service	4,357	4,548	4,372	3,789	4,398	6.3
Interest ascribed to the retirement plans	2,682	2,473	2,132	2,365	2,582	3.7

Total debt service	7,039	7,021	6,504	6,154	6,980	10.0

Total expenditure	$58,773	$61,847	$65,054	$66,923	$69,541	100.0%

(1)

The Preliminary Results 2010 are based on financial information presented as at March 31, 2010 in the 2010-2011 Budget which was tabled on March 30, 2010. These preliminary results are subject to change.

(2)	Includes the impact of the Plan to Restore Fiscal Balance (see “Government Finances – 2010-2011 Budget”)
(3)	Includes the cost of benefits vested during the year for the retirement plans.
(4)	The Québec health insurance plan.
(5)	The department responsible for the administration of most tax laws and the collection of taxes in Québec.

Economy and Environment. Spending is budgeted to increase by 2.8% for Fiscal 2011 compared to Fiscal 2010.

This increase is attributable mainly to an increase in funding for programs in the “Transport” portfolio, particularly the increase to the contribution to the Road Network Preservation and Improvement Fund and the increase of the assistance for capital investments in public transportation.

The budget for the Ministère des Affaires municipales, des Régions et de l’Occupation du territoire also increases, mostly due to an increase in the costs of debt service for infrastructure programs and for the AccèsLogis program.

Finally, the increase of the budget for the Ministère du Développement économique, de l’Innovation et de l’Exportation is due to additional amounts for financial assistance and for programs administered by Investissement Québec.

Education and Culture. Spending is budgeted to increase by 2.9% for Fiscal 2011 compared to Fiscal 2010. This increase is attributable to an increase of the budget for the Ministère de l’Éducation, du Loisir et du Sport. Additional amounts serve to maintain and improve the quality of services; to fund the different growth factors in the networks, specifically wage parameters; to implement the Action strategy on student retention and student success; to continue several initiatives started in recent years, particularly in connection with the new pedagogic regime in high schools, the Action Plan for Preventing and Treating Violence in the Schools and the Action Plan on Reading in School; and to increase the funding for improving services to students with handicaps or social or learning difficulties, in line with the action plan announced in June 2008.

Health and Social Services. Spending is budgeted to increase by 3.7% for Fiscal 2011 compared to Fiscal 2010. The growth allocated to the Ministère de la Santé et des Services sociaux particularly serves to fund the increases in remuneration for network staff and health professionals, to cover specific system costs of health related to population aging, the forecast increase for the blood program, the application of the agreement recently concluded with ambulance technicians and improvement of prehospital emergency services, the forecast increase for medical residents, the operating of new equipment and new installations. Finally, this growth aims to fund the growth in the cost of prescription drugs under the prescription drug insurance plan.

Support for Individuals and Families. Spending is budgeted to increase by 1.6% for Fiscal 2011 compared to Fiscal 2010. This increase is attributable mainly to an increase of the budget for the Ministère de la Famille et des Aînés which will increase the budget for assistance to families, in particular for the increased cost of childcare labour, annualizing the reduced-cost spaces created in 2009-2010 and the cost of creating new spaces in 2010-2011. This growth also permits continued funding of initiatives for countering the mistreatment of seniors and of ongoing work on informational resources by the Department and the Public Curator.

Administration and Justice. Spending is budgeted to increase by 1.1% for Fiscal 2011 compared to Fiscal 2010. The increase of the budget for the Ministère des Services gouvernementaux reflects primarily the costs related to the SAGIR system which implements throughout the Government integrated resource management solutions.

Furthermore, the increase of the budget for the Ministère du Conseil exécutif reflects mainly the costs related to the agreement with the Fondation Lucie et André Chagnon to counter school dropouts, the Youth Action Strategy and adjustments to agreements with First Nations.

Debt Repayment. Spending is budgeted to increase by 13.4% for Fiscal 2011 compared to Fiscal 2010. This rise is attributed to higher interest rates, the increase in the debt and the impact of the returns of the Caisse de dépôt et placement du Québec on the income of the Retirement Plans Sinking Fund (which is applied against the interest on the retirement plans account).

Government Employees and Collective Unions

In its 2010-2011 Budget, the Government plans to spend $33.7 billion for the remuneration of its employees, including health and education workers.

The Government’s contracts with its union employees expired on March 31, 2010. The Government is currently negotiating the working conditions of its employees with union representatives. It has proposed an increase in total employee compensation of 7% over five years, i.e. 5% for the wage parameters (0.5% in 2010-2011, 0.75% in 2011-2012, 1.0% in 2012-2013, 1.25% in 2013-2014 and 1.5% in 2014-2015) and 2% for other labour costs. Additionally, this offer is subject to an adjustment mechanism, which could increase the wage parameters in 2013-2014 and 2014-2015 by a maximum of 1.5% overall, if economic growth exceeds expectations for the years 2010 to 2013.

In the 2010-2011 Budget, the Government announced a salary freeze for the Premier, ministers and MNAs for the next two years. It is also broadening the pay proposal filed with the unions to all employees in public and parapublic sectors. It is also suspending the payment of performance premiums for 2010-2011 and 2011-2012. This applies to all executives of the public service and to office staff, as well as management staff in the health and social services network and the education networks.

The Government also announced a total labour cost freeze for departments and budget-funded organizations until 2013-2014. Pay increases will thus be offset by a reduction in staff numbers and by productivity gains. The partial replacement of retiring personnel, which has applied in the public service since 2004, will be extended to administrative staff, including managers, in the education and the health and social services networks.

Regarding pay equity, Bill 25: An act to amend the Pay Equity Act, adopted in June 2009, will ease pay equity maintenance going forward with the assessment of pay equity being carried out every five years. The Government intends to meet its legal obligations by maintaining pay equity for the three completed programs affecting 360,000 employees. The cost of maintaining pay equity is included in the budgetary framework of 7% over five years, as noted above.

Consolidated Non-Budgetary Transactions

The following table shows the distribution of the consolidated non-budgetary transactions.

Table 12

Consolidated Non-Budgetary Transactions (1)(2)

	Year ending March 31
	2007	2008	2009	Preliminary Results 2010(3)	Budget Forecast 2011
	(dollar amounts in millions)
Investments, loans and advances
Consolidated Revenue Fund
Government enterprises
Shares and investments	$(125)	$—	$(250)	$(260)	$(510)
Change in the equity value of investments(4)	(1,774)	(807)	(580)	(371)	(586)
Loans and advances	(42)	(82)	(318)	25	23

Total Government enterprises	(1,941)	(889)	(1,148)	(606)	(1,073)
Investment with the Caisse de dépôt et placement du Québec(5)	—	(1,100)	(804)	295	—
Other	(18)	21	(103)	(23)	(30)

	(1,959)	(2,010)	(447)	(334)	(1,103)
Consolidated entities	(254)	(648)	(639)	(162)	(178)

Total investments, loans and advances	(2,213)	(2,658)	(1,086)	(496)	(1,281)

Fixed assets
Consolidated Revenue Fund
Net investments	(188)	(222)	(241)	(498)	(518)
Depreciation	225	234	254	254	252

	37	12	13	(244)	(266)
Consolidated entities	(1,214)	(1,469)	(2,310)	(4,355)	(4,387)

Total fixed assets	(1,177)	(1,457)	(2,297)	(4,599)	(4,653)

Net investments in the networks(6)
Annual deficit	219	442	(31)	—	—
Loans and advances to the networks	(1,221)	(929)	(591)	—	—

Total net investments in the networks	(1,002)	(487)	(622)	—	—

Retirement plans and other employee future benefits
Cost of vested benefits, amortizations and contributions(7)	1,936	2,049	2,071	1,999	2,027
Interest on the actuarial obligation(8)	4,157	4,398	4,383	4,548	4,675
Benefits, repayments and administrative expenses(9)	(3,534)	(3,989)	(4,180)	(4,137)	(4,035)

Total retirement plans and other employee future benefits	2,559	2,458	2,274	2,410	2,667

Other accounts
Consolidated Revenue Fund	(1,101)	682	257	108	66
Consolidated entities	(519)	306	357	(911)	(164)

Total other accounts	(1,620)	988	614	(803)	(98)

Total consolidated non-budgetary transactions	$(3,453)	$(1,156)	$(1,117)	$(3,488)	$(3,365)

(1)	A negative entry indicates a financial requirement and a positive entry, a source of financing.
(2)

For Fiscal 2010 and Fiscal 2011, line-by-line consolidation of transactions of the health and social services and education networks requires taking into account the change in the various balance sheet items, including capital expenditures and debts. Therefore, assets funded through organizations outside the Government’s reporting entity are added to the Government’s net financial requirements.

(3)

The Preliminary Results 2010 are based on financial information presented as at March 31, 2010 in the 2010-2011 Budget which was tabled on March 30, 2010. These preliminary results are subject to change.

(4)	Change in accumulated surpluses or deficits (i.e., change in net income (loss) after declared dividends to the Government).
(5)	A negative entry represents a deposit and a positive entry represents a withdrawal of the stabilization reserve fund.
(6)

With line-by-line consolidation of the health and social services and education networks, the item “net investment in the networks” no longer exists because all of these entities are now part of the consolidated entities.

(7)

The Government covers costs at a rate of 50% for years of service since July 1, 1982 for the RREGOP and since January 1, 2001 for RRPE. For most of the other plans, the Government covers the difference between the cost of each plan and the contributions paid by participants (cost-balance pension plans). For years of service accumulated as of January 1, 2000, pension benefits will be adjusted based on the higher result from the following two calculations: inflation less 3% or half the inflation rate. Previously, pension benefits for years of service accumulated between 1982 and 1999 inclusive were adjusted by the inflation rate less 3%. Benefits for years of service accumulated before 1982 were adjusted by the inflation rate.

(8)

Excludes impact of the income from the retirement plans sinking fund of $1,440 million, $1,887 million, $2,196 millions and $2,163 millions for each of Fiscal 2007 through 2010, respectively. The income for Fiscal 2011 is expected to be $2,055 million.

(9)

The retirement plans liability, excluding the retirement plans sinking fund estimated at $38.2 billion, is estimated at $68.1 billion for Fiscal 2010, consisting of $46.5 billion in respect of RREGOP and RRPE and $21.6 billion in respect of the other public sector plans. These liabilities are estimated in accordance with the method recommended by the Public Sector Accounting and Auditing Board of the Canadian Institute of Chartered Accountants (“CICA”) regarding the accounting of public sector pension plans.

Investments, Loans and Advances. Investments, loans and advances represent capital contributions, loans or advances made to Government enterprises and agencies, municipalities, private corporations and individuals. Investments represent mainly equity transactions by the Government in its enterprises and also reflect the Government’s share in profits and losses of enterprises in which the Government holds capital stock. Loans and advances are repayable to the Government, although not all repayment schedules have been set (see “Government Enterprises and Agencies”).

Fixed Assets. The Government records fixed assets and depreciates them over their useful life. Fixed assets consist of acquisitions and dispositions and the cost of depreciation of the recorded value of these fixed assets.

Retirement Plans. Retirement plans include transactions relating to the public sector retirement plans administered by the Government. The Government and Public Employees Retirement Plan (Régime de retraite des employés du gouvernement et des organismes publics or “RREGOP”) was established by the Government in 1973 for civil servants, teachers and employees in health and social services who opted to join the plan and all those who were hired after June 30, 1973. The Pension Plan for Management Personnel (Régime de retraite du personnel d’encadrement or “RRPE”) covers management and comparable personnel since January 1, 2001. Until then, those employees had participated in the RREGOP. RREGOP and RRPE cover 532,400 employees and other plans cover 9,530 employees as of December 31, 2008.

The Government accounts for its contributions (including those for current services and interest on the actuarial obligation for the plans) as a budgetary expenditure. This expenditure takes the form of provisions and is not generally a cash expenditure in the year. Accordingly, the impact of these contributions is to increase the budgetary deficit without affecting net financial requirements, since they are offset by an equal amount in non-budgetary transactions. The portion of benefits and other payments that are the responsibility of the Government are a claim on, and are payable out of, the Consolidated Revenue Fund.

In Fiscal 1994, the Government created the retirement plans sinking fund (“RPSF”) managed by the Caisse de dépôt et placement du Québec, which consists of a cash reserve that may eventually be used for paying the retirement benefits of public sector employees. In December 1999, the Government announced that it would accelerate its deposits to the RPSF to ensure that by 2020 the sums accumulated in this fund would be equal to 70% of the Government’s actuarial obligations, as shown in the Public accounts, through that date with respect to the retirement plans of public sector employees.

On December 19, 2001, several associations of executives participating in public and parapublic retirement plans filed a motion for a declaratory judgement asking the Québec Superior Court to declare that (i) the Government, in its financial statements, does not acknowledge the totality of its financial obligations as an employer pursuant to the Act respecting the Government and Public Employees Retirement Plan, (ii) the Government, in its financial statements, does not correctly record the amount of its financial commitments regarding the share of the cost of the RREGOP and that of the Pension Plan of Peace Officers in Correctional Services (Régime de retraite des agents de la paix en services correctionnels or “RRAPSC”), and (iii) the Government’s share of the cost in the funding of these plans creates a financial obligation for the Government as an employer, the value of which corresponds to the fund the Government would have accumulated had it paid its contributions since 1973 on the same basis used to determine the participants’ fund. On May 14, 2004, the petitioners amended this motion to withdraw the first two issues described above, retaining only the last issue.

On July 15, 2004, the Québec Superior Court rendered its decision on the motion for declaratory judgment concluding that (i) the Government adequately disclosed its financial commitments in accordance with the Guidelines of the Canadian Institute of Chartered Accountants regarding the share of the cost of the RREGOP, the RRPE and the RRAPSC, and (ii) the Government does not have an obligation, arising from the share of the cost of funding these plans, to apply the same actuarial basis as the one used to fund the participants’ pension account. The Court further concluded that, from the evidence adduced at bar, the pension patrimony of each participant did not suffer, at any time, any harm from the use of another actuarial basis. On August 13, 2004, the plaintiffs filed an appeal with the Québec Court of Appeal.

On April 7, 2006, various union organizations representing participants in the RREGOP filed a motion for a declaratory judgement with the Québec Superior Court to determine that (i) the RREGOP fund is constituted of the participants’ payroll contributions and contributions by the Government, (ii) the RREGOP fund constitutes a patrimony distinct from the Government, and (iii) the Government has a commitment in regards to the sharing of the cost of the RREGOP whose value corresponds to the fund it would have constituted had it paid its contributions since 1973 on the same bases as those used to determine the participants’ funds.

The appeal filed on August 13, 2004, regarding the first above-mentioned motion, will not be heard until the decision on the motion filed on April 7, 2006 is rendered. No decision has been rendered with respect to the April 2006 motion as of yet. The Court is now expected to hear the motion in Spring 2011.

Other Accounts. The transactions related to other non-budgetary accounts reflect, notably, year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks. These accounts normally fluctuate according to the overall volume of financial transactions. They may be subject to significant variations from year to year, however, since they depend on the coordination of collection and disbursement transactions.

Table 13

Québec’s Financial Assets and Liabilities

	Fiscal year ending March 31
	2008	2009
	(dollar amounts in millions)

Financial Assets (1)	$49,016	$53,532

Liabilities (2)	$173,697	$182,325

Government Guaranteed Debt (3)	$32,399	$36,668

(1)

Financial assets include short-term investments, accounts receivable, inventories intended for sales, investment in Government enterprises, long-term investments, the Generations Fund and deferred expenses related to debts. Short-term investments, which include Treasury bills, notes, deposit certificates, banker’s acceptances, bonds, commercial paper and other similar instruments amounted to, as at March 31, 2009, $7.872 billion compared to $3.159 billion as at March 31, 2008.

(2)

Liabilities are comprised of bank overdraft, accounts payable and accrued expenses, deferred revenue, transfers from the federal government to be repaid, pension plans and other future social benefits, direct debt, debt to finance the health and social services and education networks and debt to finance the work of municipal bodies.

(3)	See “Public Sector Debt - Guaranteed Debt” .

Government Enterprises and Agencies

Government enterprises and agencies can be divided into three categories: enterprises included in the Government’s reporting entity, agencies whose reporting entity is included in the Government’s reporting entity and agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity.

Most of the enterprises included in the Government’s reporting entity are stock companies that are owned exclusively by the Government and operate on a commercial basis. The Government may guarantee the debt of some of these enterprises. Some of them pay dividends to the Government. Société des alcools du Québec and Loto-Québec transfer as dividends all of their net earnings to the Government. In previous years, Hydro-Québec generally paid as dividends approximately 50% of its net income. In the 2008-2009 Budget Speech, the Government changed the dividend payment policy so that henceforth, Hydro-Québec pays as dividends approximately 75% of its net income calculated in accordance with the provisions of the Hydro-Québec Act.

Agencies whose reporting entity is included in the Government’s reporting entity are budgetary corporations whose expenditures are funded in part or in whole through funds appropriated by the National Assembly. These enterprises may benefit from loans and advances from the Government. The debt service of some of these corporations may be guaranteed in part by the Government.

Agencies that conduct fiduciary transactions play an important economic role in Québec. As an investment manager, Caisse de dépôt et placement du Québec invests funds on behalf of public retirement plans, insurance plans and other public enterprises.

The Government emphasizes the strategic role of its enterprises and agencies by initiating investment projects that are profitable and creating jobs in partnership with the private sector.

The Government manages an extensive portfolio of assets through Government enterprises. Those assets may be sold to the private sector when the timing is deemed appropriate.

Table 14

Major Enterprises and Agencies

Area of Activity
Enterprises included in the Government’s reporting entity

Hydro-Québec	Energy production, transmission and distribution
Loto-Québec	Gaming
Société des alcools du Québec (“SAQ”)	Wholesale and retail sale of alcoholic beverages
Société générale de financement du Québec (“SGF”)	Economic development (Industrial sector)
Sociétés Innovatech (Grand Montréal, Québec et Chaudière-Appalaches, Sud du Québec, Régions ressources)	Venture Capital (High technology sector)

Agencies whose reporting entity is included in the Government’s reporting entity

Corporation d’hébergement du Québec (“CHQ”)	Construction, development and management of health care buildings
Financement-Québec	Financing public sector organizations
Immobilière-SHQ	Development and management of public housing
Investissement Québec	Economic development (SME-high technology and SME-industrial sectors)
Société immobilière du Québec (“SIQ”)	Construction, development and management of public buildings
Société québécoise d’assainissement des eaux (“SQAE”)	Water purification

Agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity
Caisse de dépôt et placement du Québec (“Caisse”)	Investment management
Commission administrative des régimes de retraite et d’assurances (“CARRA”)	Public sector pension funds management
Régie des rentes du Québec (“RRQ”)	Pension funds management

The following table shows total Government investment in and guaranteed debt of certain Government enterprises as well as certain financial information as of the latest fiscal year for which this information is publicly available.

Table 15

Financial Information on Certain Government Enterprises (1)

	Share Capital	Loans and Advances (2)	Accumulated Surplus (Deficit) (3)	Total Government Investment (4)	Debt Guaranteed by the Government	Assets	Revenue	Net Income (Loss) (5)
	(dollar amounts in millions)
Enterprises included in the Government’s reporting entity:

Hydro-Québec (12-31-2009)	4,374	—	18,021	22,395	36,518	68,978	12,334	3,035
Loto-Québec (03-31-2009)	—	—	134	134	—	1,161	3,870	1,456
SAQ (03-28-2009)	30	—	15	45	—	590	2,419	808
SGF (12-31-2009)	2,673	—	(830)	1,844	—	2,305	720	(245)

Total	$7,077		$17,340	$24,418	$36,518	$73,034	$19,343	$5,054

(1)	All financial information is as of the fiscal year-end indicated for each enterprise or for the fiscal year then ended.
(2)	Does not include loans from the Financing Fund. (The Financing Fund offers financing services only to consolidated organizations and other Government enterprises.)
(3)	Includes accumulated other comprehensive income.
(4)	Total Government Investment is the sum of Share Capital, Loans and Advances and Accumulated Surplus (Deficit). (See discussion of individual enterprises below).
(5)

In the case of agencies whose reporting entity is included in the Government’s reporting entity, Net Income (Loss) figures include, as revenue, financial assistance from the Government for operating purposes.

Enterprises Included in the Government’s Reporting Entity

Hydro-Québec. Hydro-Québec operates one of the two largest systems in Canada for the generation and distribution of electric power. Hydro-Québec supplies virtually all electric power distributed in Québec.

Under the provisions of the Hydro-Québec Act, Hydro-Québec is mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met. The Government received a dividend of $2.168 billion from Hydro-Québec in Fiscal 2009, compared with $2.252 billion in Fiscal 2008.

As of December 31, 2009, Hydro-Québec operates 60 hydroelectric plants with a combined installed capacity of 34,499 MW, 27 thermal plants totaling 1,634 MW, one nuclear plant with a capacity of 675 MW and one wind farm with a capacity of 2 MW. Hydro-Québec also has access to 4,765 MW of the output from the Churchill Falls (Labrador) Corporation Limited (“CF(L)Co”) generating station (which has a total capacity of 5,428 MW). In 2009, Hydro-Québec purchased all the output from nine privately-owned wind farms with a total installed capacity of 657 MW. In addition, 1,297 MW are available under various agreements with other independent suppliers. Hydro-Québec maintains more than 20,600 miles of transmission lines.

Table 16

Hydro-Québec’s Operations

	Year ended December 31
	2005	2006	2007	2008	2009
	(dollars in millions)
Total electricity sales (terawatthours)	184.5	181.8	192.8	191.7	188.7
Total revenue from electricity sales	$10,585	$10,551	$11,985	$12,364	$12,055
Revenue from electricity sales outside Québec	$1,464	$1,149	$1,617	$1,919	$1,506
Capital investments affecting cash (1)	$3,388	$3,501	$3,590	$3,991	$4,340
Net income	$2,252	$3,741	$2,907	$3,141	$3,035
Interest coverage (2)	2.00	2.06	2.13	2.12	2.17
Capitalization ratio (3)	34.1%	36.1%	37.5%	37.7%	37.0%
Debt guaranteed by Government (at end of period)	$32,413	$33,798	$33,402	$34,881	$36,518

(1)	Including Energy Efficiency Programs.
(2)	Sum of operating income and net investment income divided by gross interest expense.
(3)	Equity divided by the sum of equity, long-term debt (including current portion), perpetual debt, short-term borrowings and derivative instrument liabilities, less derivative instrument assets.

The Act respecting the Régie de l’énergie (the “Energy Board Act”), enacted in 1996, grants the Régie de l’énergie (the “Energy Board”) exclusive authority to determine or modify Hydro-Québec’s rates and conditions under which electricity is transmitted and distributed by Hydro-Québec. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Energy Board Act stipulates that rates are determined on a basis that allows for recovery of the cost of service plus a reasonable return on the rate base. The Energy Board consists of seven full-time members appointed by the Government and, in the exercise of its functions, is charged with reconciling the public interest, consumer protection and the fair treatment of the electric power carriers and of distributors. The Energy Board Act was amended in December 2006 to grant the Energy Board new powers regarding energy efficiency programs and actions as well as mandatory reliability standards.

Under the Energy Board Act, Hydro-Québec has been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997. The Energy Board has the authority to: fix, or modify, after holding public hearings, Hydro-Québec’s rates and conditions for the transmission and distribution of electric power; approve its electric power supply plan; designate a reliability coordinator for Québec and adopt the standards of reliability proposed by the designated reliability coordinator; authorize its transmission and distribution investment projects; approve its distribution commercial programs; and, rule upon complaints from customers concerning rates or services.

Hydro-Québec’s 2009-2013 Strategic Plan sets forth three main priorities: (i) energy efficiency; (ii) renewable energies; and (iii) technological innovation. More specifically, Hydro-Québec plans to: (a) promote the conservation of energy by investing in energy efficiency programs; (b) begin a new phase of large-scale hydroelectric development in order to finish carrying out Québec’s energy strategy (4,500 MW) and to implement an additional planned expansion (3,500 MW) that Québec refers to as its “Plan Nord”; (c) continue integrating wind farm capacity resulting from Hydro-Québec’s tender calls of recent years, for a total of nearly 4,000 MW by 2016-2017; (d) rely on technological innovation to remain on the leading edge of the power industry, improve customer services and further enhance Hydro-Québec’s performance; and (e) develop energy-efficiency technologies.

In October 2009, the Government and the Government of New Brunswick signed a memorandum of understanding concerning the sale to Hydro-Québec, through one or more subsidiaries, of most of the assets held by New Brunswick Power Holding Corporation and its subsidiaries relating to generation, transmission and distribution of electricity in New Brunswick. On March 24, 2010, the Government announced that discussions of the proposed sale had come to an end and that the transaction would not go forward.

On December 30, 2003, representatives of the Innus of Takuikan Uashat Mak Mani-Utenam instituted an action against the Attorney-General of Canada, the Attorney-General of Québec and Hydro-Québec seeking judicial recognition of their aboriginal rights and of their unextinguished Indian title over certain areas of land in Québec. Plaintiffs, who claim not to be parties to the JBNQA, allege that the JBNQA and certain federal and provincial laws are illegal, inoperative, unconstitutional and not binding upon the plaintiffs. The plaintiffs seek various orders, including rendering of accounts and revenue sharing for the unlawful use and management of the lands, notably in respect of hydroelectric facilities on these lands, and awarding damages from Canada, Québec and Hydro-Québec, jointly and severally, in an amount of up to $1.5 billion (subject to further increase by the plaintiffs). In June 2005, as requested by the parties, the Québec Superior Court suspended the legal action for five years. However on January 27, 2009, at the request of the Attorney-General of Canada, the suspension of the proceedings was lifted and the case has been reactivated. Québec and Hydro-Québec intend to contest this claim (see “Native Peoples”).

In November 2006, the Innus of Pessamit re-activated an action that was filed in 1998 against the Attorney-General of Canada, the Attorney-General of Québec and Hydro-Québec seeking judicial recognition of their aboriginal rights and title over certain areas of land in Québec where Hydro-Québec’s Manicouagan-Outardes hydroelectric facilities are located. The Innus intend to seek various orders including an award of damages against Canada, Québec and Hydro-Québec, jointly and severally, in an amount of $10.8 billion. In addition, the Innus of Pessamit are claiming compensatory annual payments of $657 million from Hydro-Québec. Québec and Hydro-Québec intend to contest this claim (see “Native Peoples”).

On February 23, 2010, CF(L)Co instituted proceedings against Hydro-Québec seeking the modification, as of November 30, 2009, of the pricing terms of the 1969 contract under which Hydro-Québec purchases electricity from CF(L)Co. Alternatively, CF(L)Co is seeking the cancellation of this contract with effect six months from the date of judgment. Hydro-Québec intends to contest this claim.

Loto-Québec. Loto-Québec operates and administers lottery systems and gaming facilities, including casinos, a video lottery network and on-line products in the bingo industry. Its lottery products are sold at more than 8,665 points of sale. Loto-Québec currently operates four Government-owned casinos in Montréal, Charlevoix, Gatineau and Mont-Tremblant. Its video lottery network is comprised of video lottery terminals located in approximately 2,263 establishments. Loto-Québec pays all of its net earnings to the Government as dividends after payment of specified-purpose accounts amounting to $80 million for Fiscal 2009. The 2010-2011 budget forecasts dividends from Loto-Québec of $1,216 million for fiscal year 2010 and $1,287 million for fiscal year 2011, compared with $1,375 million in fiscal year 2009.

On August, 2, 2002, a class action lawsuit was initiated against Loto-Québec in the Superior Court of Québec on behalf of a group of persons who, since 1993, have alleged that they have become compulsive gamblers by using video lottery terminals operated by Loto-Québec in public places. In this class action, it was alleged that Loto-Québec bears some liability for the fact that these people have become compulsive gamblers and roughly $700 million was claimed from Loto-Québec in damages and interest. On March 23, 2010, the court approved the settlement reached by the parties, in which it is acknowledged that video lottery terminals are not the cause of compulsive gambling. The cost of the agreement is estimated at a few million dollars. This amount consists of legal and extra-legal fees of $2.75 million incurred by the claimants in addition to the reimbursement, where backed by evidence, of the costs incurred between 1994 and 2002 by compulsive gamblers for therapy meeting the standards of the Ministère de la Santé et des Services sociaux.

Société des alcools du Québec (“SAQ”). The SAQ sells alcoholic beverages and pays all of its net earnings to the Government as a dividend. As part of the 2010-2011 Budget, the SAQ is budgeted to pay dividends of $847 million in Fiscal 2010 and $877 million in Fiscal 2011 compared with $ 808 million in Fiscal 2009.

Société générale de financement du Québec (“SGF”). SGF is a holding company that has interests in industrial and commercial enterprises. Its mission is to carry out, working with private partners and under normal profitability conditions, projects that will contribute to promote Québec’s overall economic development. The SGF invests, in the form of capital stock, in commercially viable companies to support their growth plan. The corporation focuses its operations in the agri-food, mining, materials, energy, environment, forest products, life sciences and information and communications technology sectors.The SGF contributes to the development of companies in Québec and also helps foreign partners wishing to carry out projects in Québec.

In addition to making new investments, SGF remains involved with its partners affected by the economic crisis. In January 2009, the Québec government announced a contribution of $1 billion over two years to SGF’s capital, with the mandate to help companies with a good outlook for development to get through the financial crisis. As part of this special mandate, SGF was authorized to go beyond its traditional role of equity investor and offer additional solutions such as loans, debentures or investments in preferred stock.

In 2009, the challenging economic situation led to operating losses and substantial losses in value for some enterprises in its portfolio, resulting in a net loss for SGF of $245 million, representing a negative return of 13.3%.

SGF’s $245-million loss consists chiefly of losses of $208 million related to asset devaluations and shutdown costs in petrochemical and forest enterprises. In addition, operating losses of $19 million were incurred by SGF, in particular in the aluminum sector because of the unfavourable business environment in 2009.

Société nationale de l’amiante (“SNA”). The Government announced in the 2010-2011 Budget the abolition of SNA, which had ceased operations in Fiscal 1993. To implement this announcement, a bill will be tabled by the end of Fiscal 2011.

In 1982, SNA acquired a majority interest in Mines SNA inc. (“Mines SNA”), which controlled Asbestos Corporation Limited (ACL). Following this acquisition, the minority shareholders of ACL instituted a series of class actions for damages against the Government and SNA, all of which were dismissed.

In September 1992, Mines SNA sold all of its ACL shares, and SNA transferred all of ACL’s debt owed to it, to Société Minière Mazarin (“Mazarin”). Alleging they were oppressed by these transactions, the minority shareholders of ACL filed, in June 1995, an action for oppression against the Government and SNA. In November 2009, the parties reached a full and final settlement of all claims related to this litigation against the Government and SNA.

Sociétés Innovatech. There are four Innovatech corporations (Innovatech du Grand Montréal, Innovatech Régions ressources, Innovatech du sud du Québec and Innovatech Québec et Chaudière-Appalaches). They are venture capital corporations that fund technology innovations at the start-up or technical research stage in their respective territories. As at March 31, 2009, the total assets of the four Innovatech corporations amounted to $93 million.

On April 6, 2004, the Government announced that these corporations would be restructured. The Government intended to use the assets of these corporations to attract private capital. To do so, it intended to privatize Innovatech du Grand Montréal and convert the three others into mixed public-private capital corporations.

On March 17, 2005, the Government sold the investment portfolio of Innovatech du Grand Montréal to a subsidiary of Coller Capital, which undertook to honor the corporation’s commitments and invest in local technology companies.

In July 2005, the Government entered into a limited partnership contract with Capital régional et coopératif Desjardins concerning Innovatech Régions ressources. A new limited partnership, Desjardins-Innovatech L.P. (“Desjardins-Innovatech”), was formed. This entity was then 53% held by Capital régional et coopératif Desjardins and 47% by the Government. Desjardins Capital de risque Inc. manages Desjardins-Innovatech. The Government’s share corresponded to the value of the Innovatech Régions ressources’ portfolio that was transferred to Desjardins-Innovatech. The agreement with Capital régional et coopératif Desjardins has led to the injection of $30 million of new capital.

In 2006, the Government and Capital régional et coopératif Desjardins agreed to broaden the mission of Desjardins-Innovatech and the main limited partner, Capital régional et coopératif Desjardins, reinvested $20 million. The limited partnership’s share at that time was as follows: 34% for the Government and 66% for Capital régional et coopératif Desjardins.

In October 2008, the Government announced the transfer of assets worth $10 million from the Société Innovatech du sud du Québec to Desjardins-Innovatech. The agreement stipulates the creation of a portfolio restricted to the territory currently served by the Société Innovatech du sud du Québec and a venture capital investment of $20 million in the portfolio by Desjardins-Innovatech.

Since the initial agreement contracted in July 2005 was changed, the new agreement also stipulates the possibility that the Government may request Capital régional et coopératif Desjardins to invest an additional $10 million in 2010 in Desjardins-Innovatech L.P. depending on the corporation’s needs.

As for Innovatech Québec et Chaudière-Appalaches, the Government is still working to convert it into a mixed public-private capital corporation.

Agencies Which Conduct Fiduciary Transactions That Are Not Included in the Government’s Reporting Entity

Caisse de dépôt et placement du Québec (“Caisse”). The Caisse invests the funds entrusted to it by several public pension plans, insurance plans and various public bodies. As of December 31, 2009, the net assets of the Caisse (at market value) totaled $131.6 billion. The main depositors and their respective assets on deposit (at market value) were as follows: CARRA, $44.4 billion; RRQ, $28.7 billion; Retirement Plan Sinking Fund, $28.8 billion; Commission de la construction du Québec, $10.6 billion; Commission de la santé et sécurité du travail, $8.3 billion; and SAAQ, $6.1 billion.

The Caisse’s overall return is the average weighted return on the funds of all its depositors. Individual returns for the seven main depositors varied from 6.4% to 11.3%, depending on their specific asset allocations. The overall return for the year ended December 31, 2009 was 10.0%. The overall average return of the Caisse over the past 5 years was 2.7%.

As stated by law, the mission of the Caisse is to receive monies on deposit as provided by law and manage them with a view to achieving optimal return within the framework of depositors’ investment policies while at the same time contributing to Québec’s economic development. The Caisse invests its depositors’ funds in various asset classes, including fixed income, equities, hedge funds, commodity financial instruments, private equity, infrastructures, real estate and real estate debt. The Caisse is permitted, subject to certain exceptions, to invest in up to 30% of the common shares of any corporation or invest up to 5% of its total assets in shares of any corporation.

As of December 31, 2009, the Caisse’s investments were distributed as follows: 34.8% in bonds, 31.3% in equity and convertible securities, 16.7% in deposits and short-term investments and 17.2% in real estate holdings and mortgages. Investments by the Caisse in bonds of the Government of Canada, of the Québec’s public sector, other Canadian provinces, municipalities and other Canadian bodies totaled $44.4 billion (at market value). As at December 31, 2009, the Caisse held investments in Canadian third-party and bank-sponsored ABTNs or asset-backed term notes received in exchange for asset-backed commercial paper, that is accounted for at fair market value totaling $7.2 billion.

The Caisse’s constituting statutes establish the mission and governance rules, particularly the composition and functioning of the board of directors and the criteria for selecting its members. In this regard, at least two-thirds of the members of the board of directors, including the chair, must meet the requirements of an independent director.

The Caisse’s constituting statutes provide for the creation of three committees by the board of directors — an audit committee, a governance and ethics committee and a human resources committee —and defines the role of each. It also establishes that the offices of chair of the board and president and chief executive officer are to be two separate functions. It requires that the Caisse adopt an investment policy for each specialized portfolio it holds and provides rules of ethics for the Caisse, its officers and employees, and its wholly-owned subsidiaries.

Commission administrative des régimes de retraite et d’assurances (“CARRA”). CARRA administers RREGOP and RRPE, the Teachers Pension Plan, the Civil Service Superannuation Plan and other public sector retirement plans. As of December 31, 2009, assets in these plans, deposited with the Caisse, are estimated at $44.4 billion (at market value).

Régie des rentes du Québec (“RRQ”). RRQ administers the Régime de rentes du Québec, a universal pension plan (the “Québec Pension Plan”). The cost of the plan, including all administrative costs, is covered by contributions from employers, employees and self-employed individuals. As of December 31, 2009, RRQ entrusted $28.7 billion of funds to the Caisse (at market value). The contribution rate for the Québec Pension Plan was set at 9.9% for 2003 and subsequent years. The contribution rate of the Québec Pension Plan is the same as the one established for the Canada Pension Plan.

Public Sector Debt

Public sector debt includes debt incurred and guaranteed by the Government and debt of public institutions under Government jurisdiction, including local administrations. Public sector debt consists of funded and unfunded debt. Unfunded debt includes indebtedness for a maturity of one year or less.

The following table shows information on the funded debt, net of sinking fund balances, of the Québec public sector which includes the funded debt of the Government (including the debt of consolidated organizations), debt guaranteed by the Government, debt of the municipal sector and debt of other institutions as of the dates indicated. In a number of these instances, notably that of Hydro-Québec, debt service is provided by operating revenues and other internally generated sources rather than from taxes. As of March 31, 2009 and March 31, 2010, funded debt of the public sector, net of sinking fund balances, was estimated to amount to $181.0 billion and $182.6 billion, respectively, of which 6.3% and 5.5% was held by the Caisse.

Table 17

Funded Debt of Public Sector (net of sinking fund balances)

	As of March 31
	Unadjusted 2006(1)	2007	2008	2009	Preliminary Results 2010(2)
	(dollar amounts in millions)(3)

Government Funded Debt
Borrowings – Government	$81,995	$109,714	$112,507	$124,549	$125,826
Borrowings – to finance Government Enterprises	2,646	31	25	221	218
Borrowings – to finance Municipal Bodies (4)	2,604
Government Guaranteed Debt (5)	41,947	32,674	32,399	36,668	36,385
Municipal Sector Debt	15,669	16,409	17,321	18,639	19,538
Other Institutions (6)	4,040	2,023	1,552	931	649

Public Sector Funded Debt (7)	$148,901	$160,851	$163,804	$181,008	$182,616

Per capita ($)	$19,639	$21,076	$21,309	$23,344	$23,326

As a percentage of (8)
GDP	54.7%	57.0%	55.1%	59.9%	60.4%
Personal income	65.8%	68.0%	65.6%	70.0%	70.7%

(1)

The figures for Fiscal 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007, which resulted in the consolidation of additional entities into the Government reporting entity (see “Financial Administration”).

(2)

The Preliminary Results 2010 are based on financial information presented as at March 31, 2010 in the 2010-2011 Budget which was tabled on March 30, 2010, as revised. These preliminary results are subject to change.

(3)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(4)	Following the accounting reform implemented in Fiscal 2007, the Borrowings – to finance Municipal Bodies are reclassified in the Borrowings – Government.
(5)	Represents mainly debt of Hydro-Québec.
(6)	Includes the Educational Institutions and Health and Social Services Establishments which have not yet been restated on a consolidated basis.
(7)	Includes debt covered by the Government’s commitments (see “Government’s Commitments”).
(8)	Percentages are based upon the prior calendar year’s GDP and Personal income.

Government Debt

Government debt consists of funded and unfunded debt. Unfunded debt includes indebtedness with a maturity of one year or less. As of March 31, 2009, unfunded debt of the Government was $5.2 billion consisting of Treasury Bills for $3.3 billion plus $1.9 billion representing the excess of short-term liabilities over short-term assets. On March 31, 2010, unfunded debt of the Government was estimated, on a preliminary basis, at $6.5 billion consisting of Treasury Bills for $3.3 billion plus $3.2 billion representing the excess of short-term assets over short-term liabilities.

Table 18

Government Funded Debt

	As of March 31
	Unadjusted 2006(1)	2007	2008	2009	Preliminary Results 2010(2)	Average Interest Rate 2010	Average Term to Maturity 2010
						(%)	(years)
	(dollar amounts in millions)(3)

Borrowings – Government
Payable in Canadian Dollars:
Debentures and Other Loans	$70,987	$99,826	$100,470	$112,030	$118,089	4.1	11.7
Savings Products	4,580	4,879	5,290	5,895	6,473	4.1	—
Payable in Foreign Currencies:
United States Dollars	1,853	1,075	2,081	2,413	1,124	16.1	15.5
Japanese Yen	2,849	2,082	2,341	2,350	2,182	4.1	6.7
Swiss Francs	5,622	3,104	3,518	3,197	2,163	1.6	6.9
Pounds Sterling	(2)	(2)	(2)	(1)	(1)	—	6.5
Euros	(22)	3,144	3,450	3,639	1,142	5.5	10.1

Funded Debt	85,867	114,108	117,148	129,523	131,172
Less: Sinking Funds (4)	3,872	4,394	4,641	4,974	5,346

Net Borrowings – Government (5)	$81,995	$109,714	$112,507	$124,549	$125,826	4.2	11.1

Borrowings - to finance Government Enterprises
Payable in Canadian Dollars:
Debentures and Other Loans	2,646	31	25	221	218	3.8	3.6

Borrowings – to finance Government Enterprises (3)	$2,646	$31	$25	$221	$218	3.8	3.6

Borrowings - to finance Municipal Bodies (6)
Payable in Canadian Dollars:
Debentures and Other Loans	2,604

Borrowings – to finance Municipal Bodies (3)	$2,604

(1)

The figures for Fiscal 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007, which resulted in the consolidation of additional entities into the Government reporting entity (see “Financial Administration”).

(2)

The Preliminary Results 2010 are based on financial information presented as at March 31, 2010 in the 2010-2011 Budget which was tabled on March 30, 2010, as revised. These preliminary results are subject to change.

(3)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(4)

Consists of funds withdrawn annually from the Consolidated Revenue Fund and consolidated organizations. Foreign securities held in sinking funds are valued at the Canadian dollar equivalent at the dates indicated.

(5)

Subsequent to March 31, 2010, the Government has issued or agreed to issue debentures and other funded indebtedness which total approximately $3.4 billion. The Government currently has credit agreements with various banks and financial institutions for a total of US$3.5 billion.

(6)	Following the accounting reform implemented in Fiscal 2007, the Borrowings – to finance Municipal Bodies are reclassified in the Borrowings – Government.

The following table shows the maturities of the Government’s funded debt outstanding as of March 31, 2010, net of a sinking fund balance of $5,346 million ($4,974 million as of March 31, 2009) valued at exchange rates at that date. It also takes into account future required contributions to sinking funds for all outstanding loans and debentures. The results shown in the following tables are based on financial information presented as at March 31, 2010 in the 2010-2011 Budget which was tabled on March 30, 2010, as revised. These results are subject to change.

Table 19

Maturities of Government Funded Debt for Borrowings – Government

Fiscal Year Payable	Canadian Dollars	U.S. Dollars	Japanese Yen	Swiss Francs	Pounds Sterling	Euros	Total 2009-2010	Total 2008-2009
			(dollar amounts in millions)(1)
Year 1	$7,098	$20	$41	—	—	—	$7,159	$13,030
Year 2	9,413	20	179	—	—	(1)	9,611	6,859
Year 3	8,022	20	—	—	—	(3)	8,039	9,812
Year 4	10,145	20	107	—	—	—	10,272	7,592
Year 5	12,154	(319)	391	238	—	(7)	12,457	9,833

1 – 5 years	46,832	(239)	718	238	—	(11)	47,538	47,126

6 – 10 years	36,324	961	1,290	1,731	(1)	1,050	41,355	44,150
11 – 15 years	5,598	(692)	—	194	—	—	5,100	4,697
16 – 20 years	6,883	223	174	—	—	103	7,383	5,210
21 – 25 years	6,920	—	—	—	—	—	6,920	7,859
26 – 67 years	17,530	—	—	—	—	—	17,530	15,507

	$120,087	$253	$2,182	$2,163	$(1)	$1,142	$125,826	$124,549

(1)

Amounts denominated in foreign currencies are shown at the Canadian dollar equivalent at March 31, 2010, after taking into account currency swap agreements and foreign exchange forward contracts, including unrealized currency gains of $1,141 million which will be amortized over the remaining term of this debt.

The information relating to debt retirement set out above includes amounts to be withdrawn annually from the Consolidated Revenue Fund for the creation of sinking funds for the redemption of debentures of the Government in connection with contractual obligations incurred in certain debt issues. On March 31, 2009, the amount set aside for sinking fund purposes was $141 million and, at that date, the aggregate value of sinking funds was $4,974 million, of which $4,119 million was invested in debentures issued or guaranteed by the Government. For the year ended March 31, 2010, the amount set aside for sinking fund purposes was $933 million and, at that date, the aggregate value of sinking funds was $5,346 million, of which $4,170 million was invested in debentures issued or guaranteed by the Government.

Table 20

Maturities of Government Funded Debt for Borrowings - to finance Government Enterprises

Fiscal Year Payable	Total 2009-2010	Total 2008-2009
	(dollar amounts in millions)(1)
Year 1	$ 75	—
Year 2	1	75
Year 3	—	1
Year 4	5	—
Year 5	50	6

1 – 5 years	131	82

6 – 10 years	87	139
11 – 15 years	—	—
16 – 20 years	—	—
21 – 25 years	—	—
26 – 30 years	—	—

	$218	$221

(1)	As of March 31, 2010, all Government Funded Debt for Borrowings to Finance Government Enterprises debts were either denominated in Canadian dollars or were fully swapped in Canadian dollars.

Guaranteed Debt

The following table summarizes funded debt guaranteed by the Government (net of sinking fund balances).

Table 21

Guaranteed Funded Debt (net of sinking fund balances)

	As of March 31
	Unadjusted 2006(1)	2007	2008	2009	Preliminary Results 2010(2)	Average Interest Rate 2010	Average Term to Maturity 2010
	(dollar amounts in millions)(3)					(%)	(years)
Hydro-Québec	$32,367	$32,674	$32,399	$36,668	$36,385	6.4	19.2
Financement-Québec	9,579
Commission municipale du Québec	1

	$41,947	$32,674	$32,399	$36,668	$36,385

(1)

The figures for Fiscal 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007, which resulted in the consolidation of additional entities into the Government reporting entity (see “Financial Administration”).

(2)

The Preliminary Results 2010 are based on financial information presented as at March 31, 2010 in the 2010-2011 Budget which was tabled on March 30, 2010, as revised. These preliminary results are subject to change.

(3)	Canadian dollar equivalent at dates indicated for loans in foreign currencies issues after taking into account currency exchange agreements and foreign exchange forward contracts.

As of March 31, 2010, unfunded debt guaranteed by the Government, on a preliminary basis, amounted to $3,754 million, including $3,200 million borrowed from financial institutions under a student loan program and $554 million of short-term debt of Hydro-Québec.

Funded Debt of the Municipal Sector and Other Institutions

The funded debt of the Québec public sector also includes indebtedness of public institutions under the Government’s jurisdiction. These institutions include the municipal sector (municipal corporations, urban communities and transportation commissions), educational institutions (school corporations, universities and colleges), health and social services establishments and other Government enterprises (Government agencies, boards and commissions).

The following table shows information on the funded debt of these institutions, net of debt held or guaranteed by the Government, as of the dates indicated.

Table 22

Funded Debt of the Municipal Sector and Other Institutions

	As of March 31
	Unadjusted 2006(1)	2007	2008	2009	Preliminary Results 2010(2)
	(dollar amounts in millions)(3)
Municipal Sector	$15,669	$16,409	$17,321	$18,639	$19,538
Educational Institutions	2,300	1,873	1,411	877	615
Other Government Enterprises	1,571
Health and Social Services Establishments	169	150	141	54	34

	$19,709	$18,432	$18,873	$19,570	$20,187

(1)

The figures for Fiscal 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007, which resulted in the consolidation of additional entities into the Government reporting entity (see “Financial Administration”).

(2)

The Preliminary Results 2010 are based on financial information presented as at March 31, 2010 in the 2010-2011 Budget which was tabled on March 30, 2010, as revised. These preliminary results are subject to change.

(3)

Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency exchange agreements and foreign exchange forward contracts. The amounts shown do not include loans from borrowings made by the Government on behalf of these entities.

The funded debt of these institutions consists mainly of the funded debt of the municipal sector which benefits from a large degree of autonomy since approximately 95% of the total revenue is derived from local sources. The relative magnitude of capital investment and borrowing by local governments in Québec is attributable, to a large extent, to the responsibilities assumed by Québec municipal corporations with respect to major projects related to the development of new residential and industrial areas. Approximately one-third of the debt of municipal corporations and urban communities has been incurred for these projects which in several other parts of Canada are financed directly by the private sector. The Ministère des Affaires municipales et des Régions et de l’Occupation du territoire supervises and controls the borrowings of all Québec municipal corporations and urban communities.

In 2008 (the most recent year for which information is available), local sector expenditure including school corporations totaled $26.4 billion, representing 30.4% of consolidated expenditure of the Québec public sector. The net accumulated surplus from current operations of Québec municipal corporations, including reserves, increased from $1,660.0 million in 2007 to $1,764.1 million in 2008. Net long-term debt of the municipal sector supported by local taxpayers increased from $14.0 billion as of December 31, 2007 to $15.4 billion as of December 31, 2008. This debt, as a percentage of real estate valuation, has remained stable to 2.7% in 2008.

Government’s Commitments

The following table shows information on the Government’s commitments for the repayment of the principal on borrowings made for capital expenditures by the educational institutions and health and social services establishments as well as by the municipal sector. The amounts for Fiscal 2010 are not yet publicly available.

Table 23

Government’s Commitments (1)

	As of March 31
	Unadjusted 2006(2)	2007	2008	2009
	(dollar amounts in millions)(3)
Educational Institutions	$9,408	$1,934	$1,987	$2,206
Health and Social Services Establishments	4,411
Municipal Sector	2,874	2,791	2,726	2,846
Others Beneficiaries	872	1,128	1,323	1,455

	$17,565	$5,853	$6,036	$6,507

(1)

Including commitments to repay loans from borrowings made by the Government on behalf of these entities. The debt covered by these commitments is included in the Funded Debt of Public Sector (see “Funded Debt of Public Sector”).

(2)

The figures for Fiscal 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007, which resulted in the consolidation of additional entities into the Government reporting entity (see “Financial Administration”).

(3)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

Where You Can Find More Information

This document appears as an exhibit to the annual report of Québec on Form 18-K for the fiscal year ended March 31, 2010 filed with the U.S. Securities and Exchange Commission (the “Commission”) on EDGAR through the Commission Internet web site at http://www.sec.gov. Additional information with respect to Québec is available in the annual report or in other exhibits or amendments to the annual report. You may read and copy any document Québec files with the Commission at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission’s toll free number at 1-800-SEC-0330 if you need further information about the operation of the Commission’s public reference room. In addition, you may request a copy of these filings at no cost from Ministère des Finances du Québec, Direction du financement des organismes publics et documentation financière, 12 rue Saint-Louis, Québec, Québec, G1R 5L3, Canada. This document is also available on the Ministère des Finances du Québec Internet web site at http://www.finances.gouv.qc.ca. This web site is an inactive textual reference only and any information available on this web site shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit.

Forward-Looking Statements

Various statements made throughout this document are forward looking and contain information about financial results. The words “forecast”, “preliminary estimate”, “preliminary results” and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Supplementary Information

The following tables indicate present or future characteristics of the funded debt of Borrowings-Government outstanding as of March 31, 2010. Previous characteristics are not indicated.

Table 24

Borrowings-Government outstanding as of March 31, 2010

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Canadian Dollars		CUSIP Number or ISIN Code
				Nominal Value	Book Value		References

A) Payable in Canadian Dollars

2010-06-28	1989-06-28	06-28 & 12-28	10.00	570,000,000	570,594,321	CA748148KK86	SFP (1):1990-06-28
2010-12-01	2000-08-01	06-01 & 12-01	6.25	2,631,100,000	2,633,727,540	CA748148QU05
2011-03-28	1991-03-28	03-28 & 09-28	10.75	75,000,000	74,958,156	CA748148NR03	SFP (1):1992-03-28
2011-09-02	1986-09-02	03-02 & 09-02	9.50	439,700,000	442,320,161	CA748148KC60	SFP (2):1997-09-02
2012-02-10	1987-02-10	02-10 & 08-10	9.00	179,300,000	179,864,208	CA748148KE27	SFP (1):1988-02-10
2012-06-04	1987-06-04	06-04 & 12-04	10.50	200,000,000	199,691,915	CA748148LQ48
2012-10-01	2002-04-08	04-01 & 10-01	6.00	2,341,500,000	2,373,002,192	CA748148BG75
2012-10-09	1987-10-09	04-09 & 10-09	11.875	100,000,000	99,979,992	CA748148MJ95
2013-10-01	2003-07-21	04-01 & 10-01	5.25	2,152,000,000	2,165,012,107	CA748148RK14
2013-12-01	2003-01-15	06-01 & 12-01	3.30	795,596,835	796,504,942	CA748148RH84	Real Return Bonds. Yields linked to the CPI for Canada.
2014-06-01	1989-06-01	06-01 & 12-01	10.50	125,000,000	124,748,728	CA748148KJ14	SFP (1):1990-06-01
2014-12-01	2004-08-03	06-01 & 12-01	5.50	2,500,000,000	2,550,942,203	CA748148RN52
2015-07-27	1990-07-27	01-27 & 07-27	11.00	50,000,000	49,817,817	CA748148KN26	SFP (1):1991-07-27
2015-12-01	2005-06-03	06-01 & 12-01	5.00	2,500,000,000	2,561,435,279	CA748148RP01
2021-12-01	2001-02-13	06-01 & 12-01	4.50	707,650,766	809,862,740	CA748148QY2	Real Return Bonds. Yields linked to the CPI for Canada.
2023-01-16	1993-03-04	01-16 & 07-16	9.375	2,202,200,000	2,266,879,860	CA748148NX70	SFP (1):1994-01-16
2023-03-30	1992-12-29	03-30 & 09-30	9.50	375,000,000	373,165,713	CA748148PA59
2026-04-01	1996-07-19	04-01 & 10-01	8.50	2,176,100,000	2,371,841,962	CA748148PZ01	SFP (1):1997-04-01
2026-12-01	1998-02-27	06-01 & 12-01	4.50	1,099,553,906	1,148,362,119	CA748148QG11	Real Return Bonds. Yields linked to the CPI for Canada.
2029-10-01	1998-05-01	04-01 & 10-01	6.00	2,737,300,000	2,677,137,731	CA748148QJ59	SFP (1):1999-10-01
2031-12-01	2001-02-13	06-01 & 12-01	4.25	1,133,436,989	1,393,414,617	CA748148QZ9	Real Return Bonds. Yields linked to the CPI for Canada.
2031-12-01	2002-11-13	06-01 & 12-01	3.441	58,905,031	58,904,319	CA748148RF29	Real Return Bonds. Yields linked to the CPI for Canada.
2032-06-01	2000-06-27	06-01 & 12-01	6.25	4,200,200,000	4,142,805,916	CA748148QT3
2036-12-01	2003-07-28	06-01 & 12-01	5.75	4,082,900,000	4,223,228,758	CA748148RL9

Medium-Term Notes
2010-06-01	2000-06-01	06-01 & 12-01	6.75	25,000,000	25,001,745	CA74814ZCH4
2010-07-09	2003-07-09	07-09	4.25	500,000,000	499,908,809	XS0171362089
2011-04-01	2003-09-16	04-01 & 10-01	4.80	90,000,000	90,402,872	CA74814ZCY75	Exchangeable option on April 1, 2011 for Note maturing April 1, 2026 (6.40%) subject to prior notice from March 3, 2011 to March 11, 2011.
2011-04-28	2004-04-28	04-28	4.50	200,000,000	199,764,594	XS0190878081
2011-05-16	2006-02-21	05-16 & 08-16 & 11-16 & 02-16	Floating	1,200,000,000	1,200,000,000	CA74814ZDD20
2011-08-06	2004-08-06	08-06 & 11-06 & 02-06 & 05-06	Floating	1,300,000,000	1,300,243,337	CA74814ZDA80	CDOR (3 months) + 0.075%

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Canadian Dollars		CUSIP Number or ISIN Code
				Nominal Value	Book Value		References
2013-02-04	2005-02-04	02-04	4.375	400,000,000	398,963,998	XS0211709844
2013-12-10	2006-12-21	03-10 & 06-10 & 09-10 & 12-10	Floating	1,282,000,000	1,282,238,549	CA74814ZDQ33	CAD-BA (3 months) - 0.01%
2014-05-10	2004-05-10	02-10 & 05-10 & 08-10 & 11-10	Floating	250,000,000	250,000,000	XS0192344280	CAD-BA (3 months) + 0.085%
2014-06-03	2004-07-26	06-03	5.125	250,000,000	248,447,508	XS0197261935
2014-06-30	2004-12-06	12-30 & 03-30 & 06-30 & 09-30	Floating	249,999,998	249,999,998	XS0207384487	CAD-BA (3 months) + 0.12%
2014-07-16	1995-09-05	01-16 & 07-16	9.05	10,000,000	9,994,445	CA74814ZAY93
2015-05-18	2005-05-18	05-18	4.65	100,000,000	99,869,137	XS0219854659
2015-06-30	1995-04-03	06-30 & 12-30	9.65	4,664,000	4,680,900	CA74814ZAP86
2016-06-30	1995-04-03	06-30 & 12-30	9.65	7,739,000	7,771,344	CA74814ZAQ69
2016-10-11	2006-10-11	10-11 & 01-11 & 04-11 & 07-11	Floating	200,000,000	200,000,000	XS0270863060	CAD-BA (3 months) + 0.03%
2016-12-01	2006-01-30	06-01 & 12-01	4.50	3,000,000,000	2,969,354,956	CA74814ZDH34
2017-05-14	2006-12-14	02-14 & 05-14 & 08-14 & 11-14	Floating	200,000,000	200,000,000	XS0279291172	CAD-BA (3 months) + 0.07%
2017-06-30	1995-04-03	06-30 & 12-30	9.65	7,744,000	7,780,356	CA74814ZAR43
2017-12-01	2007-01-29	06-01 & 12-01	4.50	4,000,000,000	3,934,420,024	CA74814ZDR16
2018-12-01	2008-01-22	06-01 & 12-01	4.50	4,000,000,000	3,975,182,020	CA74814ZDU45
2019-12-01	2009-05-08	06-01 & 12-01	4.50	4,500,000,000	4,543,699,520	CA74814ZEE93
2020-12-01	2004-12-07	06-01 & 12-01	5.00	100,000,000	98,742,518	CA74814ZDC47
2023-03-30	1995-08-09	03-30 & 09-30	9.50	194,500,000	196,850,539	CA74814ZAX11
2025-06-01	2004-12-08	06-01 & 12-01	5.35	652,000,000	674,134,013	CA74814ZDE03
2026-04-01	2002-06-25	04-01 & 10-01	7.50	165,850,000	165,850,000	CA74814ZDS98
2026-04-01	1996-12-27	04-01 & 10-01	8.50	100,000,000	105,554,313	CA74814ZBH51	SFP (1): 1997-04-01
2026-04-01	1999-01-12	04-01 & 10-01	8.50	90,000,000	108,935,012	CA74814ZCA9
2026-04-01	2003-07-22	04-01 & 10-01	5.50	74,332,000	73,644,160	CA74814ZCX9
2028-01-01	2008-06-20	04-01 & 07-01 & 10-01 & 01-01	1.797	538,006,296	538,006,296	CA74814ZDV28	Real return medium-term notes. Yields linked to the CPI for Canada
2028-04-01	1999-02-19	04-01 & 10-01	6.10	5,000,000	5,000,000	CA74814ZCD3
2035-04-01	1995-04-13	04-01 & 10-01	—	100,000,000	19,473,858	CA74814ZAT09	Others (1)
2035-04-01	1995-04-11	04-01 & 10-01	—	150,000,000	26,682,993	CA74814ZAS26	From 1999-04-01 to 2006-10-01: $2,000,000 each Interest Payment Date
2035-04-01	1995-01-31	04-01	—	150,000,000	51,250,598	CA74814ZAH60	Others (2)
2035-04-01	1997-12-15	04-01 & 10-01	6.50	300,000,000	296,684,202	CA74814ZBP7
2035-04-01	1999-02-02	—	—	456,000,000	153,221,525	CA74814ZCB72	Zero-coupon Note
2036-12-01	2008-11-04	06-01 & 12-01	3.25	724,139,822	803,013,656	CA74814ZDW01	Real return medium-term notes. Yields linked to the CPI for Canada
2038-12-01	2006-08-29	06-01 & 12-01	5.00	5,000,000,000	5,064,195,399	CA74814ZDK62
2039-10-01	1999-02-05	—	—	525,000,000	151,812,654	CA74814ZCC5	Zero-coupon Note
2040-04-01	2000-05-25	—	—	463,000,000	479,557,385	CA74814ZCJ0	Others (3)
2041-12-01	2009-09-22	06-01 & 12-01	5.00	1,500,000,000	1,552,209,296	CA74814ZEF68
2043-07-08	2003-07-08	01-08 & 07-08	5.60	80,000,000	80,340,141	CA74814ZCW1
2049-09-21	2008-12-01	09-21 & 03-21	5.10	13,440,000	13,536,670	CA74814ZDX83
2051-09-21	2006-11-23	09-21 & 03-21	5.00	420,000,000	451,129,466	CA74814ZDN02
2053-09-21	2008-12-01	09-21 & 03-21	5.10	37,192,000	38,278,832	CA74814ZDY66
2056-12-01	2006-04-07	06-01 & 12-01	Various	1,500,000,000	1,488,190,838	CA74814ZDJ99	Others (4)
2057-09-21	2008-12-01	09-21 & 03-21	5.10	9,857,000	9,840,795	CA74814ZDZ32
2058-09-21	2008-12-01	09-21 & 03-21	5.10	38,326,000	40,630,009	CA74814ZEA71
2059-09-21	2008-12-01	09-21 & 03-21	5.10	6,294,000	6,296,881	CA74814ZEB54
2061-09-21	2009-02-11	09-21 & 03-21	5.00	25,000,000	25,148,979	CA74814ZEC38
2062-09-21	2006-11-23	09-21 & 03-21	6.70	150,000,000	211,395,614	CA74814ZDP59
2065-06-01	2009-03-02	06-01 & 12-01	Various	385,000,000	368,599,422	CA74814ZED11	Others (5)
2065-09-21	2006-09-21	09-21 & 03-21	6.35	940,000,000	1,225,756,957	CA74814ZDM29

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Canadian Dollars		CUSIP Number or ISIN Code
				Nominal Value	Book Value		References

2076-12-01	2007-06-29	06-01 & 12-01	Various	500,000,000	489,554,445	CA74814ZDT71	Others (6)

Savings Products
Savings Bonds
2010-2020		06-01	1.15-2.13	357,717,890	357,717,890		Put (1)
Other Savings Products
2010-2020		Various	Various	6,114,808,511	6,114,808,511

Receiver General of Canada
2010-2038	1990-2010	02-01 & 08-01	4.61-11.33	95,747,049	95,747,049		Put (2)

Assumed Debt
2013-2017	1963-1967		5.125/5.75	11,053,215	11,053,215		Payable in semi-annual installments, including principal and interest

Immigrant Investor Program
2010-2015	2005-2010	—	2.69-4.94	3,162,000,000	2,876,512,128

Société immobilière du Québec

2013-03-28	1988-03-28	03-28 & 09-28	10.10	59,427,570	59,427,570
2014-06-16	1989-06-16	06-16 & 12-16	10.50	150,000,000	150,000,000

Société québécoise d’assainissement des eaux
2014-07-31	1989-07-31	01-31 & 07-31	10.20	50,000,000	50,000,000

Immobilière SHQ
2010-06-01	2005-08-01	1st of each month	3.720	66,739,882	57,759,019
2010-09-06	1990-09-06	03-06 & 09-06	11.375	125,000,000	102,806,000
2011-01-01	2002-01-01	1st of each month	5.770	124,661,500	79,903,444
2011-05-01	2006-05-01	1st of each month	4.510	90,924,507	69,688,495
2011-05-09	1991-05-09	05-09 & 11-09	10.800	180,000,000	138,556,000
2011-05-13	1993-05-13	05-13 & 11-13	8.950	689,900	136,900
2012-03-01	2002-04-01	1st of each month	6.240	51,147,133	42,214,483
2013-05-13	1993-05-13	05-13 & 11-13	8.950	199,241,761	150,773,100
2013-11-01	2008-11-01	1st of each month	3.010	111,950,281	100,393,426
2014-02-01	2009-01-19	1st of each month	1.820	30,538,851	27,755,830
2014-04-01	1999-04-01	04-01	5.944	1,535,744	666,899
2014-05-04	2009-05-04	1st of each month	1.990	54,886,026	52,301,122
2015-03-01	2010-03-01	1st of each month	2.510	54,817,941	54,817,941
2015-04-01	2005-04-01	1st of each month	4.810	257,972,087	217,910,850
2017-02-01	2007-02-01	1st of each month	4.480	64,558,765	56,509,910
2019-07-01	1999-07-01	07-01	6.875	391,579	259,552
2020-07-01	1999-07-01	07-01	Various	6,492,063	4,494,197
2020-07-01	2009-07-01	07-01	6.875	14,497,736	10,204,090
2021-07-01	1999-07-01	07-01	Various	30,860,513	22,522,117
2021-07-01	2005-07-01	07-01	6.875	18,937,434	15,921,071
2021-07-01	2006-07-01	07-01	7.875	4,869,822	4,288,759
2022-07-01	1999-07-01	01-01 & 07-01	7.875	715,719	545,879
2022-07-01	1999-07-01	07-01	Various	39,942,261	31,070,891
2022-07-01	2007-07-01	07-01	6.875	5,637,667	5,173,035
2023-07-01	1973-07-01	07-01	7.625	466,925	310,510
2023-07-01	1998-07-01	07-01	7.750	367,558	283,091
2023-07-01	1999-07-01	07-01	Various	42,661,703	33,453,634

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Canadian Dollars		CUSIP Number or ISIN Code
				Nominal Value	Book Value		References

2023-07-01	2009-07-01	07-01	7.250	4,282,969	2,474,465
2023-12-01	1984-12-01	1st of each month	7.875	698,907	485,771
2024-07-01	1974-07-01	07-01	8.000	1,382,326	975,442
2024-07-01	1975-07-01	07-01	7.875	638,433	448,190
2024-07-01	1999-07-01	07-01	Various	75,367,578	60,029,523
2024-07-01	2002-07-01	07-01	7.875	4,787,256	4,019,176
2024-07-01	2008-07-01	07-01	7.750	805,552	778,764
2025-07-01	1975-07-01	07-01	7.875	6,034,832	4,373,095
2025-07-01	1976-07-01	07-01	7.875	153,278	111,263
2025-07-01	1999-07-01	01-01 & 07-01	7.875	1,185,435	971,334
2025-07-01	1999-07-01	07-01	Various	44,857,660	36,692,382
2026-04-01	1999-04-01	04-01	5.944	53,464,692	42,441,262
2026-07-01	1999-07-01	07-01	Various	35,431,394	29,607,445
2027-04-01	1999-04-01	04-01	5.944	11,531,559	9,321,780
2027-07-01	1999-07-01	07-01	8.000	1,349,826	1,148,654
2028-04-01	1999-04-01	04-01	5.944	77,583,667	63,751,590
2028-07-01	1999-07-01	07-01	Various	7,283,852	6,261,937
2029-01-01	1981-01-01	01-01 & 07-01	Various	1,674,410	1,458,702
2029-04-01	1999-04-01	04-01	5.944	100,148,082	83,520,671
2029-07-01	1981-07-01	01-01 & 07-01	11.000	2,213,100	1,964,653
2029-07-01	1999-07-01	07-01	Various	12,255,097	10,740,287
2030-01-01	2000-01-01	01-01	Various	9,836,195	8,748,988
2030-04-01	1999-04-01	04-01	5.944	76,170,974	64,383,734
2030-07-01	1981-07-01	01-01 & 07-01	11.000	1,671,870	1,503,341
2030-07-01	1999-07-01	07-01	7.875	2,124,532	1,876,088
2031-04-01	1999-04-01	04-01	5.944	14,075,637	12,043,854
2032-04-01	1999-04-01	04-01	5.944	318,317	275,425
2032-07-01	1999-07-01	07-01	8.000	2,601,373	2,349,677

Other Consolidated Organizations

Various	Various	Various	Various	33,000,000	33,000,000

Financement-Québec

2010-12-01	2005-09-22	12-01, 03-01, 06-01 & 09-01	Floating	400,000,000	400,000,000	31739ZAB19
2011-10-25	2006-02-10	04-25, 07-25, 10-25 & 01-25	Floating	400,000,000	400,000,000	31739ZAE57
2011-12-01	2004-06-15	06-01 & 12-01	5.25	1,500,000,000	1,510,331,405	317385AH55
2012-04-25	2006-06-09	01-25, 04-25, 07-25 & 10-25	Floating	820,000,000	819,979,167	31739ZAF23
2012-11-01	2004-09-02	11-01	5.00	200,000,000	199,733,521	XS0200124120
2013-09-16	2007-02-16	03-16, 06-16, 09-16 & 12-16	Floating	1,556,000,000	1,558,725,736	31739ZAH88
2013-09-23	2008-10-06	03-23 & 09-23	4.09	600,000,000	600,004,210	31739ZAL90
2014-03-01	2006-01-23	03-01 & 09-01	4.25	1,500,000,000	1,493,051,003	31739ZAC91
2014-06-01	2009-02-17	06-01 & 12-01	3.25	1,500,000,000	1,507,003,784	31739ZAM73
2014-06-09	2007-02-09	03-09, 06-09, 09-09 & 12-09	Floating	200,000,000	200,000,000	XS0286907547
2014-12-01	2007-12-03	03-01,06-01, 09-01 & 12-01	Floating	1,542,000,000	1,502,237,590	31739ZAJ45

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Canadian Dollars		CUSIP Number or ISIN Code
				Nominal Value	Book Value		References

2015-03-10	2005-03-10	06-10, 09-10, 12-10 & 03-10	Floating	200,000,000	200,000,000	XS0214474636
2015-10-14	2005-10-14	01-14, 04-14, 07-14 & 10-14	Floating	200,000,000	200,000,000	XS0232639715
2015-12-01	2000-09-01	06-01 & 12-01	6.25	309,400,000	308,276,418	317385AD4
2015-12-01	2008-05-26	06-01 & 12-01	4.25	1,300,000,000	1,324,242,234	31739ZAK18
2016-06-02	2010-03-02	03-02, 06-02, 09-02 & 12-02	Floating	224,000,000	223,999,009	31739ZAP05
2016-12-01	2010-02-23	06-01 & 12-01	3.50	500,000,000	498,684,434	31739ZAN56
2034-06-01	2006-07-26	06-01 & 12-01	5.25	1,276,150,000	1,310,392,296	31739ZAG06

				96,994,266,039	96,737,849,782

Adjustments relating to swap agreements				28,041,953,745	28,041,953,745

Total-Payable in Canadian Dollars				$125,036,219,784	$124,779,803,527

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units				Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value		Book Value

B) Payable in foreign currency

Payable in United States Dollars

2011-01-22	2001-01-22	01-22 & 07-22	6.125		1,000,000,000		999,299,394	1,014,888,465	US748148QX42
2014-05-05	2004-05-05	05-05 & 11-05	4.875		1,000,000,000		996,830,047	1,012,380,596	US748148RM77
2015-05-26	2005-05-26	05-26 & 11-26	4.60		1,000,000,000		999,545,611	1,015,138,522	US748148RQ8
2016-03-01	2006-03-01	03-01 & 09-01	5.00		1,250,000,000		1,244,486,643	1,263,900,634	US748148RR64
2016-04-01	1986-04-01	04-01	9.00		250,000,000		249,735,089	253,630,957	LU002143534
2016-11-14	2006-11-14	05-14 & 11-14	5.125		1,500,000,000		1,495,976,232	1,519,313,461	US748148RS4
2018-05-14	2008-05-14	05-14 & 11-14	4.625		1,000,000,000		995,101,413	1,010,624,995	US748148RT21
2023-07-15	1993-07-15	01-15 & 07-15	7.50		1,000,000,000		998,597,283	1,014,175,401	US748148PB31	SFP (1):1994-07-15
2024-02-09	1994-02-09	02-09 & 08-09	7.125		1,000,000,000		997,578,510	1,013,140,734	US748148PD96	SFP (1):2004-02-09
2026-12-01	1986-12-01	06-01 & 12-01	8.625		300,000,000		299,489,295	304,161,328	US748148KA05	SFP (2):1987-12-01 then SFP (1):1997-12-01
2029-09-15	1999-09-24	03-15 & 09-15	7.50		1,500,000,000		1,495,551,783	1,518,882,391	US748148QR73	Global Issue

Medium-Term Notes
2013-02-07	2003-02-07	02-07 & 08-07	Floating		50,000,000		50,000,000	50,780,000	—	USD-LIBOR-LIBO (6 months) + 0.20%
2016-08-31	2006-08-31	08-31 & last day of February	5.30		100,000,000		99,831,809	101,389,186	CA74814ZDL46
2018-08-07	1998-08-07	02-07 & 08-07	6.54		250,000,000		250,000,000	253,900,000	XS0089070485
2019-06-01	2006-01-30	06-01 & 12-01	4.937		5,000,000		5,000,000	5,078,000	CA74814ZDF77
2020-12-01	2006-01-30	06-01 & 12-01	4.962		5,000,000		5,000,000	5,078,000	CA74814ZDG50
2026-01-30	1996-01-30	01-30 & 07-30	6.35		149,875,000		149,854,171	152,191,896	US74815HBZ47	Put (3): January 30, 2011, 2016 & 2021
2026-02-27	1996-02-29	02-27 & 08-27	7.14		99,770,000		99,770,000	101,326,412	US74815HCB69	Put (3): 2016-02-27
2026-03-02	1996-02-29	03-02 & 09-02	7.485		150,000,000		150,000,000	152,340,000	US74815HCA86
2026-03-06	1996-03-06	03-06 & 09-06	7.365		99,850,000		99,850,000	101,407,660	US74815HCC43
2026-03-10	1996-03-08	03-10 & 09-10	7.035		50,000,000		50,000,000	50,780,000	US74815HCD26
2026-04-09	1996-04-09	04-09 & 10-09	7.38		100,000,000		100,000,000	101,560,000	US74815HCE09
2026-04-15	1996-04-11	04-15 & 10-15	7.50		50,000,000		50,000,000	50,780,000	US74815HCG56	Put (3): 2016-04-15 & 2021-04-15
2026-04-15	1996-04-11	04-15 & 10-15	7.50		50,000,000		50,000,000	50,780,000	US74815HCF73
2026-07-22	1996-07-22	01-22 & 07-22	7.295		99,965,000		99,965,000	101,524,454	US74815HCJ95	Put (4): 2006-07-22
2035-11-17	2005-11-17	05-07 & 11-17	5.40		75,000,000		74,800,855	75,967,748	US74815HCP5
2036-07-22	1996-07-22	01-22 & 07-22	7.97		160,000,000		160,000,000	162,496,000	US74815HCH30	Put (3): 2016-07-22
Financement-Québec
2012-10-25	2002-10-25	04-25 & 10-25	5.00		500,000,000		499,012,932	782,000,000	US317385AF97

					12,794,460,000		12,765,276,067	13,239,616,840

Adjustments relating to swap agreements					(11,660,084,100)		(11,658,256,617)	(12,115,327,887)

Total-Payable in United States Dollars				U.S.$	1,134,375,900	U.S.$	1,107,019,450	1,124,288,953

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

Payable in Japanese Yen

2013-05-09	2001-05-09	05-09 & 11-09	1.60	50,000,000,000	49,888,133,723	542,283,797	XS0129013305
2017-02-15	2007-02-15	02-15 & 08-15	1.92	5,000,000,000	5,000,000,000	54,349,978	—

Medium Term Notes
2010-07-27	1995-07-27	07-27	4.50	2,000,000,000	2,000,000,000	21,739,991	XS0058830240	From 2000-07-27: 4.50% and interest payable in DM
2011-02-15	1996-02-15	02-15	3.95	1,000,000,000	999,820,510	10,868,045	XS0063445000
2011-02-28	1996-02-28	02-28	4.00	1,000,000,000	999,673,411	10,866,446	XS0064288662
2011-06-06	1996-06-06	06-06 & 12-06	4.06	5,000,000,000	5,000,000,000	54,349,978	XS0066914044
2011-06-20	1996-06-20	06-20	4.00	2,000,000,000	1,999,054,389	21,729,712	XS0067164235
2011-09-26	1996-09-26	03-26 & at Maturity	3.875	10,000,000,000	10,000,000,000	108,699,957	XS0069518131
2011-09-26	1996-09-26	03-26 & at Maturity	3.85	10,000,000,000	10,000,000,000	108,699,957	XS0069585163
2011-09-26	1996-09-26	03-26 & 09-26	Floating	500,000,000	500,000,000	5,434,998	XS0069576253	Others (7)
2011-10-17	1996-10-17	10-17	3.67	500,000,000	499,942,109	5,434,369	XS0070388524
2011-10-21	1996-10-21	10-21	3.66	1,000,000,000	999,708,549	10,866,828	XS0070488662
2011-10-24	1996-10-24	10-24	3.645	2,000,000,000	1,998,564,315	21,724,385	XS0070488407
2011-10-24	1996-10-24	10-24	3.70	500,000,000	499,882,895	5,433,725	XS0070579890
2011-10-28	1996-10-28	03-25 & at Maturity	5.00	10,000,000,000	9,989,453,185	108,585,313	XS0070404073	Interest payable in $A ($A5,618,000 per year and $A3,323,983 at Maturity)
2011-10-28	1996-10-28	10-28	3.65	5,000,000,000	4,995,275,478	54,298,623	XS0070690143
2011-12-19	1996-12-19	12-19	3.31	7,700,000,000	7,694,116,303	83,635,011	XS0071934839
2012-03-20	1997-02-20	03-20	3.44	30,000,000,000	30,000,000,000	326,099,870	XS0073282906
2012-09-25	1997-09-25	03-25 & at Maturity	3.00	11,000,000,000	10,999,023,083	119,559,333	XS0080441396
2012-09-29	1997-09-29	03-29 & at Maturity	3.00	10,000,000,000	10,000,000,000	108,699,957	XS0082098143
2014-07-07	1994-07-07	01-07 & 07-07	5.50	30,000,000,000	29,993,258,301	326,026,588	XS0051759412
2015-02-02	1995-02-02	02-02	5.60	6,000,000,000	6,000,000,000	65,219,974	XS0055430374
2016-02-15	1996-02-15	02-15	4.23	1,000,000,000	998,859,447	10,857,598	XS0063440035
2016-06-27	1996-07-10	06-27 & 12-27	4.305	8,000,000,000	8,000,000,000	86,959,965	XS0067851310
2016-07-11	1996-07-11	01-11 & 07-11	4.50	5,000,000,000	5,024,073,056	54,611,652	XS0067208974
2016-09-26	1996-09-26	03-26 & at Maturity	4.125	5,000,000,000	5,000,000,000	54,349,978	XS0069585320
2016-10-24	1996-10-24	10-24	4.00	500,000,000	499,154,018	5,425,802	XS0070580047
2016-10-28	1996-10-28	03-22 & at Maturity	4.00	5,000,000,000	4,992,544,727	54,268,940	XS0070775647
2016-11-07	1996-11-07	05-07 & 11-05	3.95	9,600,000,000	9,592,821,945	104,273,933	XS0070684252
2016-11-14	1996-11-14	11-14	3.80	20,000,000,000	19,893,208,591	216,239,091	XS0070920243
2016-11-21	1996-11-21	11-21	4.00	1,000,000,000	1,000,000,000	10,869,996	XS0071482599
2016-11-29	1996-11-29	11-29	3.75	1,000,000,000	1,000,000,000	10,869,996	XS0071205248
2016-12-16	1996-11-22	12-16	3.96	1,000,000,000	1,000,000,000	10,869,996	XS0071476864
2016-12-19	1996-12-18	12-19	3.82	5,000,000,000	5,000,000,000	54,349,978	XS0071823925
2016-12-19	1996-12-18	12-19	3.76	3,000,000,000	3,000,000,000	32,609,987	XS0071934755
2016-12-19	1996-12-19	12-19	3.80	5,000,000,000	5,000,000,000	54,349,978	XS0072031106
2016-12-19	1996-12-19	12-19	4.90	2,000,000,000	2,000,000,000	21,739,991	XS0071771512	Interest payable in $A ($A1,072,210 per year)
2016-12-19	1996-12-24	12-19	3.80	5,000,000,000	4,994,983,943	54,295,454	XS0072105157
2017-01-09	1997-01-09	01-09	4.70	3,000,000,000	2,996,949,481	32,576,828	XS0072223604	Interest payable in U.S.$ (U.S.$1,252,218 per year)

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units				Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value		Book Value
2017-01-23	1997-01-23	01-23	3.71		5,000,000,000		4,957,680,364	53,889,964	XS0073055328
2017-02-28	1997-02-28	02-28	3.74		4,000,000,000		4,000,000,000	43,479,983	XS0074014779
2017-07-24	1997-07-24	07-24	3.50		5,000,000,000		4,986,703,109	54,205,441	XS0078225884
2017-07-28	1997-07-28	07-28	3.50		3,000,000,000		2,994,812,796	32,553,602	XS0078671236
2017-07-30	1997-07-30	07-30	3.45		1,000,000,000		995,589,515	10,822,054	XS0078670857
2017-08-11	1997-07-24	02-11 & 08-11	3.526		1,300,000,000		1,300,000,000	14,130,994	XS0078704003
2017-10-25	1996-10-25	04-25 & 10-25	4.02		6,000,000,000		6,000,000,000	65,219,974	XS0070689996
2017-10-30	1996-10-30	04-30 & 10-30	3.97		1,700,000,000		1,698,110,531	18,458,454	US74815HCK68
2017-10-31	1997-10-30	10-31	3.01		5,000,000,000		5,000,000,000	54,349,978	XS0081272048
2018-08-20	2008-08-20	02-20 & 08-20	1.80		5,000,000,000		5,000,000,000	54,349,978	XS0382878345
2018-10-30	1996-10-30	04-30 & 10-30	3.97		1,700,000,000		1,697,964,556	18,456,867	US74815HCL42
2029-04-03	2009-04-03	04-03 & 10-03	2.73		13,000,000,000		13,000,000,000	141,309,944	XS0420287897
2029-04-27	2009-04-30	04-27 & 10-27	2.90		3,000,000,000		3,000,000,000	32,609,987	XS0425476891

					335,000,000,000		334,679,362,330	3,637,963,218
Adjustments relating to swap agreements					(133,900,000,000)		(133,900,000,000)	(1,455,492,420)

Total-Payable in Japanese Yen					¥201,100,000,000		¥200,779,362,330	2,182,470,798

Payable in Swiss Francs

Medium Term Notes
2014-11-21	2008-11-21	11-21	3.50		250,000,000		249,864,127	241,012,449	CH0047234684
2015-10-05	2005-10-05	10-05	2.25		500,000,000		499,468,796	481,774,631	CH0022651902
2015-12-11	2009-02-11	12-11	3.125		350,000,000		349,842,235	337,448,735	CH0049484600
2017-06-21	2006-12-21	06-21	2.625		500,000,000		496,195,805	478,617,590	CH0027984514
2018-01-19	2008-05-19	01-19	3.375		250,000,000		248,685,392	239,875,472	CH0039621724
2018-12-11	2009-02-11	12-11	3.875		200,000,000		200,469,542	193,367,714	CH0049484618
2021-12-17	2009-12-17	12-17	2.875		200,000,000		201,218,477	194,090,118	CH0107559392

					2,250,000,000		2,245,744,374	2,166,186,709
Adjustments relating to swap agreements					(3,712,500)		(3,712,500)	(3,580,981)

Total-Payable in Swiss Francs				SF	2,246,287,500	SF	2,242,031,874	2,162,605,728

Payable in Australian Dollars

Medium-Term Notes
2015-07-15	2005-07-15	01-15 & 07-15	5.75		450,000,000		448,023,869	417,201,458	AU0000QBCHE8

Adjustments relating to swap agreements					(450,000,000)		(447,948,116)	(417,130,916)

Total-Payable in Australian Dollars				$A	—	$A	75,753	70,542

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units				Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value		Book Value

Payable in Pounds Sterling

2011-11-04	1996-11-04	11-04	8.625		150,000,000		149,756,997	230,953,533	XS0070614473
2020-03-15	1984-02-15	03-15 & 09-15	12.25		50,000,000		49,694,099	76,637,673	—

					200,000,000		199,451,096	307,591,206

Adjustments relating to swap agreements					(200,000,000)		(200,000,000)	(308,437,720)

Total-Payable in Pounds Sterling					£—		£(548,904)	(846,514)

Payable in Mexican Pesos

Medium-Term Notes
2016-01-19	2006-01-31	Payable every 182 days after August 1st, 2006	8.27		1,500,000,000		1,500,000,000	123,839,563	XS0242849486

					1,500,000,000		1,500,000,000	123,839,563

Adjustments relating to swap agreements					(1,500,000,000)		(1,500,000,000)	(123,839,563)

Total-Payable in Mexican Pesos				MXN	—	MXN	—	—

Payable in New Zealand Dollars

2015-11-09	2005-11-09	05-09 & 11-09	6.75		300,000,000		299,275,901	215,709,486	C4108FAC0

					300,000,000		299,275,901	215,709,486

Adjustments relating to swap agreements					(300,000,000)		(299,242,702)	(215,685,557)

Total-Payable in New Zealand Dollars				NZ$	—	NZ$	33,199	23,929

Payable in Hong Kong Dollars

2012-02-02	2007-02-02	02-02 & 05-02 & 08-02 & 11-02	4.30		750,000,000		750,000,000	98,096,538	XS0285533070
2014-01-13	2009-01-13	01-13	3.35		240,000,000		240,000,000	31,390,892	XS0407737203
2014-02-11	2009-02-11	02-11	3.00		472,000,000		472,000,000	61,735,421	XS0412851411

					1,462,000,000		1,462,000,00	191,222,852

Adjustments relating to swap agreements					(1,462,000,000)		(1,462,000,000)	(191,222,852)

Total-Payable in Hong Kong Dollars				HK$	—	HK$	—	—

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

Payable in Euro

2011-06-21	2001-06-21	06-21	5.625	1,500,000,000	1,498,971,635	2,059,138,174	XS0131273012
2013-02-27	2003-02-27	02-27	4.25	1,000,000,000	998,022,334	1,370,983,840	XS0163254062
2030-03-12	2010-03-12	03-12	4.14	75,000,000	75,000,000	103,027,542	—
Medium-Term Notes
2015-02-10	2005-02-10	02-10	3.625	1,500,000,000	1,494,767,471	2,053,362,913	XS0212274046
2016-06-20	2005-10-20	06-20	3.375	1,500,000,000	1,490,724,921	2,047,809,659	XS0233031326
2017-01-22	1996-11-29	01-22	7.08	51,129,188	50,963,482	70,008,564	XS0071659949
2018-04-03	2006-04-03	04-03	4.22	100,000,000	100,000,000	137,370,056	XS0248732264
2018-04-29	2008-04-29	04-29	4.75	1,250,000,000	1,249,212,359	1,716,043,717	XS0360897689
2019-01-11	1999-01-11	01-11	4/5/6/7.10	22,000,000	21,951,641	30,154,981	XS0092871242	Others (8)
2019-04-29	2009-04-29	04-29	5.00	1,500,000,000	1,494,756,978	2,053,348,497	XS0425413209
				8,498,129,188	8,474,370,821	11, 641,247,943
Adjustments relating to swap agreements				(7,643,129,188)	(7,643,129,188)	(10,499,370,846)

Total-Payable in Euro				€855,000,000	€831,241,633	1,141,877,097

Total-Payable in foreign currencies						6,610,490,533

Total-Funded Debt of Borrowings-Government						$131,390,294,060

(1)	If more than one issue date, the date of the first issue is indicated.

In case of disparity between the terms and conditions of each issue and this table, the terms and conditions of each issue will prevail.

References

Sinking Fund Provisions (“SFP”):

(1)

As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 1% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(2)

As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 2% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

Puttable (“Put”):

(1)	Payable at par at the option of the holder at any time prior to maturity.
(2)	Held and callable in whole or in part, at par at the option of the Minister of Finance of Québec on six days notice subject to the requirements of the Canada Pension Plan.
(3)	Redeemable prior to maturity at the option of the holder in whole or in part, on the date indicated at par upon prior notice.
(4)	Redeemable prior to Maturity at the option of the holder in whole or in part, from the date indicated and on any subsequent Interest Payment Date at par upon prior notice.

Others

(1)	$2,000,000 for each Interest Payment Date from 1999-04-01 to 2000-10-01 and from 2004-10-01 to 2007-10-01 (with the exception of 2006-04-01: $4,000,000).
(2)

$6,000,000 annually for 1998-04-01 & 1999-04-01; $5,000,000 annually from 2000-04-01 to 2004-04-01; $35,000,000 for 2005-04-01; $5,000,000 for 2006-04-01; $55,000,000 for 2026-04-01 and $110,000,000 annually for 2034-04-01 & 2035-04-01.

(3)	Interest of 80% payable half-yearly from April 1, 2030 to maturity date.
(4)	Interest of 10% payable first day of June and December from June 1, 2006 to December 1, 2015 and 5 % from June 1, 2037 to December 1, 2056.
(5)	Interest of 14% payable first day of June and December from June 1, 2009 to December 1, 2013 and 9 % from June 1, 2042 to June 1, 2065.
(6)	Interest of 8% payable first day of June and December from December 1, 2007 to December 1, 2017 and from June 1, 2039 to December 1, 2076.
(7)	The Coupon is determined as follows: [(12.70% divided by 87.50) X JPY/$A rate of exchange five Business Days {London, Sydney and Tokyo} before each Interest Payment Date] – 6.20%. Minimum Rate: 0.00%.
(8)	The Coupon will be 4.00% for the first five years, 5.00% for the years 6 to 10, 6.00% for the years 11 to 15, and 7.10% for the next years.